Filed Pursuant to Rule 424(b)(3)
File No. 333-126559

PROSPECTUS

$322,000,000

NASH-FINCH COMPANY

Senior Subordinated Convertible Notes due 2035
and
Common Stock issuable upon conversion of the Notes

We issued $322,000,000 aggregate principal amount at maturity of senior subordinated convertible notes due 2035 in a private placement to the initial purchasers on March 15, 2005. The initial purchasers resold the notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their notes and any shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or any shares of our common stock issuable upon conversion of the notes offered by this prospectus.

The principal terms of the senior subordinated convertible notes due 2035, which we refer to as the notes, include the following:

The Notes:

The notes were offered at an issue price of $466.11 per note (46.611% of the principal amount at maturity). Interest on the notes at the rate of 1.6314% per year on the principal amount at maturity (equivalent to a rate of 3.50% per year of the issue price) is payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2005 until March 15, 2013. After that date, we will not pay cash interest on the notes prior to maturity unless contingent cash interest becomes payable. Instead, on March 15, 2035, the maturity date of the notes, a holder will receive $1,000 per note. The original issue discount for non-tax purposes will accrue daily at a rate of 3.50% per year beginning on March 15, 2013 on a semi-annual bond equivalent basis using a 360-day year consisting of twelve 30-day months. The notes are our unsecured senior subordinated obligations and rank equally with any future senior subordinated indebtedness and rank junior to any existing and future senior indebtedness, including borrowings under our senior secured credit facility.

Convertibility of the Notes:

Holders of the notes may convert the notes into shares of our common stock at any time prior to the maturity date of the notes (unless previously redeemed or repurchased) at an initial conversion rate of 9.3120 shares per $1,000 principal amount at maturity of notes (which is equal to an initial conversion price, based on the issue price, of approximately $50.05 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches a specified threshold, (2) if the notes are called for redemption, (3) if specified corporate transactions or distributions to holders of our common stock occur, (4) if a change of control occurs or (5) during the ten trading days prior to, but not on, the maturity date. Upon conversion of a note, a holder will receive, in the manner set forth in this prospectus, (1) an amount in cash up to the issue price of the note plus the accrued original issue discount for non-tax purposes as of the conversion date and (2) at our election, shares of our common stock or cash, or a combination of shares of our common stock and cash, in respect of the residual conversion value of the note, if any, subject to certain limitations based on the price of our common stock at the time of conversion. If a holder elects to convert its notes in connection with a change of control that occurs prior to March 15, 2013, the holder may also be entitled to receive a make whole premium upon conversion, in some circumstances.

Contingent Cash Interest:

We will pay contingent cash interest to the holders of the notes during any six-month period commencing March 16, 2013 if the average market price of a note for a ten trading day measurement period preceding the applicable six-month period equals 130% or more of the sum of the issue price and the accrued original issue discount for non-tax purposes plus accrued cash interest, if any, for a note. The contingent cash interest payable per note in respect of any six-month period in which contingent interest is payable will equal an annual rate of 0.25% of the average market price of a note for the ten trading day measurement period. For United States federal income tax purposes, we believe, based on the advice of our tax counsel, that the notes will constitute contingent payment debt instruments. You should read the discussion on “Material United States Federal Income Tax Considerations” beginning on page 57.

Purchase of the Notes by Nash Finch at the Option of the Holder:

Holders may require us to purchase for cash all or a portion of their notes on March 15, 2013 at a price of $466.11 per note, on March 15, 2015 at a price of $499.60 per note, on March 15, 2020 at a price of $594.25 per note, on March 15, 2025 at a price of $706.83 per note and on March 15, 2030 at a price of $840.73 per note, in each case plus accrued and unpaid cash interest, including contingent cash interest, if any, to but excluding the purchase date. In addition, if we experience a change of control as described in this prospectus, holders may require us to purchase for cash all or a portion of their notes, subject to specified exceptions, at a price equal to the sum of the issue price and the accrued original issue discount for non-tax purposes on the change of control repurchase date plus accrued and unpaid cash interest, including contingent cash interest, if any, and liquidated damages, if any, to, but excluding, the change of control repurchase date. In the event of a change of control, in lieu of permitting holders to require us to purchase their notes or to convert, and, if applicable, receive a make whole premium with respect to, their notes, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible on the same basis as described in this prospectus into cash or cash and shares of the acquiring or surviving company, as described in this prospectus.

Redemption of the Notes at Our Option:

We may redeem for cash all or a portion of the notes at any time on or after March 15, 2013, at a price equal to the sum of the issue price and accrued original issue discount for non-tax purposes as of, plus accrued and unpaid cash interest, if any, including contingent cash interest, if any, to, but excluding, the redemption date.

Our common stock is quoted on the Nasdaq National Market under the symbol “NAFC.” On November 22, 2005, the last quoted sale price of our common stock was $28.45 per share.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes as originally issued in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL.

Investing in the notes involves risks, some of which are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2005.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock into which the notes have been converted that are owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to the “company,” “we,” “our,” and “us” shall mean Nash-Finch Company, a Delaware corporation, and its direct and indirect subsidiaries and references in this prospectus to the “issuer” shall mean Nash-Finch Company only and not any of its direct or indirect subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act, and, in accordance with those requirements, we file combined reports, proxy statements and other information with the SEC.

You can call the SEC’s toll-free number at 1-800-SEC-0330 for further information. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies like ours that file with the SEC electronically. The documents can be found by searching the EDGAR archives at the SEC’s website or can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings and other information about us may also be obtained from our website at www.nashfinch.com, although information on our website does not constitute a part of this prospectus.

We have elected to “incorporate by reference” certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus. See “Incorporation by Reference.” You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any additional information.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus the information we file with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) (i) after the date of the filing of this Prospectus and prior to its effectiveness and (ii) until the end of the offering of the notes and shares of common stock under this prospectus. The documents we incorporate by reference are:

•       Our Annual Report on Form 10-K for the year ended January 1, 2005 filed on March 2, 2005;

•       Our Quarterly reports on Form 10-Q for the fiscal quarter ended March 26, 2005 filed on May 3, 2005, for the fiscal quarter ended June 18, 2005 filed on July 21, 2005 and for the fiscal quarter ended October 8, 2005 filed on November 10, 2005; and

•       Our Current Reports on Form 8-K and Form 8-K/A filed on February 28, 2005, March 9, 2005, March 15, 2005, March 17, 2005, April 6, 2005, April 22, 2005, May 12, 2005, June 16, 2005, July 21, 2005, August 15, 2005, September 1, 2005, September 21, 2005, October 21, 2005, November 10, 2005 and November 14, 2005.

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You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Nash-Finch Company
Attention: Chief Financial Officer
7600 France Avenue South
P.O. Box 355
Minneapolis, Minnesota 55440-0355
Telephone Number: (952) 832-0534

Any statement contained in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

MARKET AND INDUSTRY DATA

Market data used or incorporated by reference in this prospectus, including information relating to our relative position in the food distribution industry is based on the good faith estimate of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of statements regarding the market and industry data presented or incorporated by reference in this prospectus. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors.”

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SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference in this prospectus, before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Forward-Looking Statements” for more information regarding these statements.

Nash-Finch Company

We are the second largest publicly traded wholesale food distribution company in the United States, with sales in 2004 of approximately $3.9 billion. On March 31, 2005, we acquired two distribution centers representing nearly $1.0 billion in additional annual food distribution sales. Our business consists of three primary operating segments: food distribution, military food distribution and food retailing.

Food Distribution

Our food distribution segment currently sells and distributes a wide variety of nationally branded and private label grocery products from 17 distribution centers to approximately 2,200 grocery stores and other customers located in 28 states across the United States, principally in the upper Midwestern, Southeastern and Mid-Atlantic regions of the United States.

Our distribution centers are strategically located to efficiently serve our corporate-owned stores, our independent customer stores and other customers. The distribution centers are equipped with modern materials handling equipment for receiving, storing and shipping merchandise and are designed for high-volume operations at low unit costs.

Included among our distribution centers are two centers located in Westville, Indiana and Lima, Ohio that we purchased from Roundy’s Supermarkets, Inc. (formerly known as Roundy’s, Inc.) (“Roundy’s”) on March 31, 2005. See “—Recent Developments—The Acquisition.”  We believe this acquisition provides a unique strategic opportunity to further leverage our existing relationships in those regions and grow our distribution business through our expertise in delivering food, health and beauty products and general merchandise to independent supermarkets on time in a cost-effective manner.

Military Food Distribution

Our military food distribution segment is the largest distributor of grocery products, based on sales, to U.S. military commissaries, serving over 250 military commissaries and exchanges located in the continental United States, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. Commissaries and exchanges that we serve in the United States are located primarily along the Atlantic coast from New York to North Carolina. Our distribution center in Norfolk, Virginia is exclusively dedicated to supplying products to military commissaries and exchanges, and is strategically located among the largest concentration of military bases in the United States and near Atlantic ports to facilitate shipments to overseas locations.

Retail

Our food retailing segment is made up of 80 corporate-owned stores located primarily in the Upper Midwest states of Colorado, Illinois, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming.

During the second quarter of 2004, we completed a strategic review identifying certain retail stores that did not meet our return objectives, provide long-term strategic opportunities or justify additional capital investments. As a result of this review, we closed 18 retail stores at the end of the second quarter of 2004. We continuously evaluate and assess strategic alternatives for retail stores which do not provide attractive returns. As a result of this process, as of the date of this prospectus we have closed or disposed of ten additional retail stores since the second quarter of 2004 and we may close additional retail stores in the future.

Core Strengths

We believe that the following strengths differentiate us from our competitors and position us for success within our markets:

Industry Leadership in Metrics Critical to Independent Supermarket Retailers.   We believe that our domestic industry leading operating performance, as measured by fill-rate, on-time delivery and selector accuracy, enables us to gain and retain independent retailers. We anticipate that these qualities will further enhance the value we will add to the Westville and Lima distribution facilities that are being integrated into our distribution network.

Low Cost and Value Added Distributor.   We believe that we are able to deliver cost savings and provide reliable and efficient service to our customers through:

•       maximizing our substantial purchasing power;

•       creating operating efficiencies through implementation of distribution center best practices;

•       reducing capital requirements through working capital management;

•       creating innovations to enhance supply chain management; and

•       increasing the productivity of our professional, union and non-union workforce.

Market Leadership as U.S. Military Commissary Distributor.   We are the largest distributor of grocery products to U.S. military commissaries, based on sales, and have dedicated assets in the United States to supply military bases that are concentrated along the eastern seaboard of the United States, and in Europe, Iceland and the Caribbean. We have more than 30 years of experience acting as a distributor to U.S. military commissaries. We believe that recently proposed military base closings will, if implemented, have little impact on the geographic areas we serve, and could benefit our business by consolidating military units onto bases we continue to serve.

Our Private Label Brands Provide Leverage to Independent and Company Owned Retail Stores.   Our Family® products have been offered by us since 1904 and provide a high quality, lower-priced alternative to national brands for over 2,000 store items. In addition, our Value Choice™ products offer a value alternative that is comparable to regional brand products.

Four Cornerstones—Our Strategy

The four cornerstones of our strategy are to:

•       take advantage of new business opportunities with new and existing food distribution customers, thereby strengthening our position as one of the leading wholesale choices;

•       increase our market position as a leading military food distributor and extend our customer base and product offerings;

•       continue to improve returns from our existing retail operations; and

•       drive shareholder value through debt reduction and return of cash to shareholders through regular dividend payments.

In addition, we may from time to time identify and evaluate acquisition opportunities in our food distribution and military food distribution segments to the extent we believe such opportunities present strategic benefits to those segments and can be achieved in a cost-effective manner.

Recent Developments

The Acquisition

On March 31, 2005, we completed the purchase from Roundy’s of substantially all of the assets relating to two wholesale food and non-food distribution centers located in Lima, Ohio and Westville, Indiana, the wholesale food and non-food distribution business conducted by Roundy’s out of those distribution centers and an additional leased warehouse, two grocery stores located in Ironton, Ohio and Van Wert, Ohio and the retail grocery business conducted from those stores, Roundy’s general merchandise and health and beauty care products distribution business involving the customers of the two purchased distribution centers, any inventory at the purchased facilities and all customer contracts related to the purchased facilities. We also assumed certain trade payables and accrued expenses associated with the assets being acquired, but did not assume any indebtedness in connection with the acquisition.

The aggregate purchase price paid was $225.7 million in cash, and is subject to customary post-closing adjustments based upon changes in the net assets of the purchased businesses through the closing date.

The Westville and Lima Divisions represent approximately $1.0 billion in annual food distribution sales, servicing customers principally in Indiana, Illinois, Ohio and Michigan. No facility closures are expected given the strategic fit of these distribution centers into our network.

To finance this acquisition, we used cash on hand, sold $150.1 million in aggregate gross proceeds of the notes and borrowed $70 million under the revolving credit portion of our senior secured credit facility.

Senior Secured Credit Facility

On February 22, 2005, we entered into a First Amendment to our senior secured credit facility, dated as of November 12, 2004, with the lenders party to that senior secured credit facility and Deutsche Bank Trust Company Americas, as Administrative Agent. Subject to its terms and conditions, the First Amendment generally amended the senior secured credit facility so as to permit us to enter into the asset purchase agreement with Roundy’s described above and to close and finance the acquisition.

Chief Executive Officer to Resign in 2006

Ron Marshall, our chief executive officer and a member of our board of directors, has advised us that he will resign as of March 2, 2006 from those positions.  Our board of directors has formed a search committee and will be retaining an executive search firm to aid it in identifying suitable candidates for Mr. Marshall’s replacement.

Our executive offices are located at 7600 France Avenue South, P.O. Box 355, Minneapolis, Minnesota 55440-0355, and our telephone number is (952) 832-0534.

The Notes

Notes

We issued $322,000,000 aggregate principal amount at maturity of senior subordinated convertible notes due 2035. Each note has a principal amount at maturity of $1,000 and was issued at a price of $466.11 per note (46.611% of the principal amount at maturity).

Maturity Date	March 15, 2035.
Yield to Maturity of Notes	3.50% per year (based on the issue price of $466.11 per note), computed on a semi-annual bond equivalent basis and calculated from March 15, 2005, excluding any contingent cash interest, if any.
Cash Interest

1.6314% per year on the principal amount at maturity (equivalent to a rate of 3.50% per year of the issue price), payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2005 until March 15, 2013.

Contingent Cash Interest

We will pay contingent cash interest to holders of the notes during any six-month period from March 16 to September 15 and from September 16 to March 15, commencing March 16, 2013, if the average market price of a note for the ten trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 130% or more of the sum of the issue price and the accrued original issue discount for non-tax purposes, which we refer to in this prospectus as the accreted principal amount, plus accrued and unpaid cash interest, if any, for a note to the day immediately preceding the first day of the applicable six-month period.

The contingent cash interest payable per note in respect of any six-month period in which contingent interest is payable will equal an annual rate of 0.25% of the average market price of a note for the ten trading day measurement period described above.

Contingent cash interest, if any, will accrue and be payable to holders of notes as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. Principal will continue to accrue original issue discount for non-tax purposes after March 15, 2013 at a rate equal to the yield to maturity whether or not contingent cash interest is paid.

Original Issue Discount

We offered our notes at an issue price significantly below the principal amount at maturity of the notes. As a result, the original issue discount for non-tax purposes will accrue daily at a rate of 3.50% per year beginning on March 15, 2013, calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The notes also were issued with original issue discount for United States federal income tax purposes and holders will be required to include such tax original issue discount in income as it accrues for United States federal income tax purposes. See “—United States Federal Income Tax Considerations” below and “Material United States Federal Income Tax Considerations.”

United States Federal Income Tax Considerations

We believe, based on the advice of our tax counsel, that the notes are debt instruments subject to the United States federal income tax contingent payment debt regulations, and we and each holder have agreed in the indenture to treat the notes as such for United States federal income tax purposes. Pursuant to such treatment, the notes were deemed to be issued with tax original issue discount. Tax original issue discount accrues from March 15, 2005 at a constant rate of 8.00% per year, compounded semi-annually, which represents the yield on our comparable non-contingent, nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to those of the notes. United States holders will be required, and pursuant to the terms of the indenture have agreed, to include tax original issue discount (including the portion of the tax original issue discount represented by cash interest payments) in their gross income as it accrues regardless of their method of tax accounting for United States federal income tax purposes. The rate at which the tax original issue discount will accrue for United States federal income tax purposes likely will exceed actual payments of cash interest.

In accordance with our application of the contingent payment debt regulations, holders also will recognize gain or loss on the sale, purchase by us at their option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and their adjusted tax basis in the note. Any gain recognized by holders generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

•  during any calendar quarter beginning after March 31, 2005 (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the accreted conversion price per share (which is, as of any date, (1) the accreted principal amount of a note as of such date divided by (2) the then applicable conversion rate) as of the last day of such preceding calendar quarter;

• if the notes have been called for redemption;
• if specified corporate transactions or distributions to holders of our common stock occur;
• if a change of control occurs, subject to specified exceptions including our rights in the event of a public acquiror change of control; or
• during the ten trading days prior to, but not on, the maturity date.

The initial conversion rate is 9.3120 shares of common stock per $1,000 principal amount at maturity of notes. This is equivalent to an initial conversion price, based on the issue price, of approximately $50.05 per share of common stock.

Upon conversion of a note, a holder will receive, in the manner described under “Description of the Notes—Conversion Rights,” (1) an amount in cash up to the accreted principal amount of the note as of the conversion date and (2) at our election, shares of our common stock or cash, or a combination of shares of our common stock and cash, in respect of the residual conversion value of the note, if any, subject to certain limitations based on the price of our common stock at the time of conversion.

If a holder elects to convert its notes in connection with a change of control that occurs prior to March 15, 2013, the holder may be entitled to receive a make whole premium upon conversion in certain circumstances. See “Description of the Notes—Conversion Rights.”

Redemption of Notes at Our Option

We may redeem for cash all or a portion of the notes at any time on or after March 15, 2013 at a redemption price equal to the accreted principal amount as of, plus accrued and unpaid cash interest, including contingent cash interest, if any, to, but excluding, the applicable redemption date. See “Description of the Notes—Redemption of Notes at Our Option.”

Purchase of Notes by Us at the Option of The Holder for Cash

Holders may require us to purchase all or a portion of their notes for cash on each of the following dates at the following prices, plus accrued and unpaid cash interest, including contingent cash interest, if any, to, but excluding, the purchase date:

• On March 15, 2013 at a price of $466.11 per note;
• On March 15, 2015 at a price of $499.60 per note;
• On March 15, 2020 at a price of $594.25 per note;
• On March 15, 2025 at a price of $706.83 per note; and
• On March 15, 2030 at a price of $840.73 per note.
Repurchase of Notes at Option of Holders Upon Change of Control

Upon specified change of control events, holders will have the option, subject to our right described in this prospectus in the event of a public acquiror change of control, to require us to purchase all or any portion of the notes at a price equal to the accreted principal amount of the notes to be repurchased, plus accrued and unpaid cash interest, including contingent cash interest, if any, and liquidated damages, if any, to, but excluding, the change of control repurchase date. In the event of a change of control, in lieu of permitting holders to require us to purchase their notes or to convert and, if applicable, receive a make whole premium, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible, on the same basis as the notes are currently, into cash or cash and shares of the acquiring or surviving company.

Ranking	The notes are:
• our unsecured senior subordinated obligations;
• junior in right of payment to any existing and future senior indebtedness, including borrowings under our senior secured credit facility;
• effectively subordinated to any existing and future indebtedness and other liabilities of our subsidiaries, including their trade payables; and
• effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.

As of October 8, 2005, we had an aggregate of $274.0 million of senior indebtedness outstanding to which the notes are subordinated, of which $223.2 million consisted of borrowings under our senior secured credit facility, and we had $57.2 million available for additional borrowings under the revolving portion of our senior secured credit facility (after giving effect to $19.6 million in outstanding letters of credit). In addition, as of that date, our subsidiaries had $346.0 million of indebtedness and other liabilities outstanding (including $223.2 million of guarantees of our senior secured credit facility) to which the notes are effectively subordinated.

The terms of the indenture under which the notes were issued do not limit our ability to incur additional indebtedness, including senior indebtedness. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.
Registration Rights

We have agreed to keep the registration statement relating to this prospectus effective until the second anniversary of the date the notes were originally issued, or such earlier date when all of the securities covered by the registration statement have been sold pursuant to it or in compliance with Rule 144 under the Securities Act, or cease to be outstanding.

We will be required to pay liquidated damages, subject to some limitations, to the holders of the notes if the registration statement ceases to be effective or the prospectus is suspended for certain periods prior to the second anniversary of the date of the issuance of the notes. See “Description of Notes—Registration Rights.”

Form and Denomination	The notes were issued in minimum denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 principal amount at maturity.
Trading

The notes have not been listed on any securities exchange or included in any automated quotation system. The notes were initially eligible for trading in The Portal Market of the National Association of Securities Dealers, Inc. Notes sold, however, pursuant to this prospectus will no longer be eligible for trading in The Portal Market.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol “NAFC.”

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes and common stock offered by this prospectus.

For a more complete description of the notes, see “Description of the Notes.” For a more complete description of the common stock, see “Description of Capital Stock.”

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the notes. The risks described below are not the only ones we face. Additional risks and uncertainties not currently known to us may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition and result of operations. Some factors in this section are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Forward-Looking Statements.”

Risks Related To The Offering

There are no restrictive covenants in the indenture for the notes.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens, the making of investments or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may, among other things, incur additional debt, including senior indebtedness and secured indebtedness, that would be senior to the notes, or indebtedness at the subsidiary level to which the notes would be effectively subordinated.

Your right to receive payments on the notes is subordinated to our senior indebtedness and effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are unsecured and junior in right of payment in full to all of our senior indebtedness, including our indebtedness under our senior secured credit facility. As a result, in the event of any liquidation, dissolution, bankruptcy or similar proceeding or upon acceleration of the notes due to an event of default under the indenture governing the notes, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation, dissolution, bankruptcy or similar proceeding will generally be subject to the prior claims of those subsidiaries’ creditors, including trade creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party.

As of October 8, 2005, we had an aggregate of $274.0 million of senior indebtedness outstanding to which the notes are subordinated, of which $223.2 million consisted of borrowings under our senior secured credit facility, and we had $57.2 million available for additional borrowings under the revolving portion of our senior secured credit facility (after giving effect to $19.6 million in outstanding letters of credit). In addition, as of that date, our subsidiaries had $346.0 million of indebtedness and other liabilities outstanding (including $223.2 million of guarantees of our senior secured credit facility) to which the notes are effectively subordinated.

Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before these proceeds will be available for payment on the notes.

The notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. For example, our obligations under our senior secured credit facility are secured by substantially all of our assets and the assets of our subsidiaries that are not pledged under other debt agreements. In the event we are not able to repay amounts due under such indebtedness, the lenders under our secured indebtedness could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our secured indebtedness (including fees) and before any proceeds would be made available to make payments on our other indebtedness, including the notes. The value of this collateral may not be sufficient to repay the lenders under our senior indebtedness. In that event, holders of the notes would receive less, ratably, than our secured creditors, or they could receive no payment at all.

We have the right to deliver all cash to you upon conversion of your notes and, as a result, you may not be able to benefit from holding our common stock upon conversion.

Upon conversion of a note, a holder will receive, in the manner described under “Description of the Notes—Conversion Rights,” (1) an amount in cash up to the accreted principal amount of the note as of the conversion date and (2) at our election, shares of our common stock or cash, or a combination of shares of our common stock and cash, in respect of the residual conversion value of the note, if any. As a result, you may not be able to obtain any benefits of future ownership of our common stock, such as increased market value, upon conversion of the notes. Also, you may not be able to cover any short position you hold in our common stock by exercising your right to convert the notes as described in this prospectus.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified events, such as a change of control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would not be able to convert notes prior to maturity and receive the cash and, if applicable, shares of our common stock issuable upon conversion. Factors that could cause fluctuation in the stock price may include, among other things:

•       actual or anticipated variations in quarterly operating results;

•       changes in financial estimates by securities analysts;

•       our inability to meet or exceed securities analysts’ estimates or expectations;

•       conditions or trends in our industry;

•       changes in the market valuations of other wholesale or retail companies;

•       announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•       capital commitments;

•       additions or departures of key personnel;

•       sales of common stock; and

•       other risks relating to our business as described below.

Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could adversely affect the value and the trading prices of the notes.

Because the conversion value of the notes will be dependent on the trading price of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such change of control.

If you convert notes in connection with a change of control that occurs prior to March 15, 2013, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of the Notes—Determination of Make Whole Premium.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a change of control, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a change of control occurs after March 15, 2013, or if the price paid per share of our common stock in the transaction constituting the change of control is less than $36.67 or greater than $200.00, or in some other cases described below under “Description of the Notes—Determination of Make Whole Premium,” we will not pay a make whole premium.

Because your right to require repurchase of the notes upon a change of control is limited, the market price of the notes may decline if we enter into a transaction that is not a change of control under the indenture.

The term “change of control” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “change of control” does not apply to transactions in which at least 90% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. In addition, even if a change of control were to occur, your right to require us to repurchase notes is limited to the extent that such change of control is a public acquiror change of control as described under “Description of the Notes—Public Acquiror Change of Control.” As a result, our obligation to repurchase the notes upon a change of control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes—Repurchase of the Notes at Option of Holders Upon a Change of Control” and “—Public Acquiror Change of Control.”

The number of shares issuable in respect of the residual conversion value of the notes as well as the conversion rate of the notes are subject to respective caps. In addition, the conversion rate may not be adjusted for all dilutive events.

Neither the number of shares of common stock issuable in respect of the residual conversion value of the notes (including any cash payments in lieu thereof) nor the conversion rate stated as a number of shares issuable upon conversion of the notes may exceed the maximum respective numbers specified in this prospectus, subject to adjustment in certain cases. Because the number of shares of our common stock delivered in respect of the residual conversion value of a note (and any cash amounts payable in lieu thereof) increases based on the trading price of our common stock at the time of conversion, the limit upon the number of such shares that we can issue (and any cash amounts payable in lieu thereof) could limit the degree to which a holder of a note will participate in the appreciation in the trading price of our common stock. In addition, because the conversion rate of the notes is subject to a cap, holders of the notes may not realize the benefits of the adjustments to the conversion rate described in this prospectus if such adjustments, including the make whole premium, would result in the issuance upon conversion of a number of shares of common stock that exceeds such specified maximum amount.

The conversion rate of the notes is subject to adjustment for some events including, but not limited to, the issuance of stock dividends on shares of our common stock, the issuance of some rights or warrants, subdivisions or combinations of shares of our common stock, some distributions of assets, debt securities, capital stock or cash to holders of shares of our common stock, and some tender or exchange offers as described under “Description of the Notes—Conversion Rights.” The conversion rate will not be adjusted for other events that may adversely affect the trading price of the notes or our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to pay cash upon conversion of notes or purchase notes when required to do so under the terms of the notes.

Upon conversion of the notes, holders will be entitled to receive cash with respect to that portion of the conversion value of the notes that does not exceed the accreted principal amount of the notes as of the applicable conversion date as described in this prospectus. If the conversion value is in excess of the accreted principal amount, such excess may be paid in our common stock or cash, at our option. In addition, upon the occurrence of certain specific kinds of change of control events, holders may require us to purchase for cash all or any portion of their notes. Furthermore, on March 15, 2013, March 15, 2015, March 15, 2020, March 15, 2025 and March 15, 2030, holders of the notes may require us to purchase for cash all or any portion of their notes at pre-determined prices. However, it is possible that, upon conversion of the notes or on any date that we are otherwise required to purchase notes at the option of the holder, we would not have sufficient funds to make the required payment and we may be unable to raise the necessary funds. The failure to make such a payment would be an event of default under the terms of the notes.

Moreover, the terms of our senior secured credit facility currently restrict, and the terms of any future indebtedness we incur may also restrict, our ability to fund the cash we would be required to pay upon conversion of the notes or if we are required to purchase notes at the option of the holder. If such restrictions exist, we would have to seek the consent of the lenders to make such payments or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase notes and, as a result, would be in default under the notes. See “Description of the Notes.”

You should consider the United States federal income tax consequences of owning the notes.

The notes will be characterized by us and each holder as contingent payment debt instruments for United States federal income tax purposes, and will be subject to United States federal income tax regulations applicable to contingent payment debt instruments. Consequently, the notes will be treated as issued with original issue discount for United States federal income tax purposes, and you will be required to include such tax original issue discount in your income, as ordinary interest income, as it accrues. The amount of tax original issue discount required to be included by you in income for each year generally will be in excess of the payments and accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual regular interest payments and accruals and any contingent interest payments) in that year.

You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any such gain recognized generally will be treated as ordinary interest income; any such loss will be ordinary to the extent of the interest previously included in income and, thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We had been advised at the time of the initial offering of the notes by the initial purchasers that they intended to make a market in the notes. However, the initial purchasers are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market makers for the notes, we cannot assure you that another firm or person will make a market in the notes. The notes were initially eligible for trading in The Portal Market of the National Association of Securities Dealers, Inc. Notes sold, however, pursuant to this prospectus will no longer be eligible for trading in The Portal Market.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

Our restated certificate of incorporation, bylaws and stockholder rights plan could discourage acquisition proposals, delay a change of control or prevent transactions that are in your best interests.

Provisions of our restated certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change of control of our company that you as a stockholder may consider favorable and may be against your best interest. We have also adopted a stockholder rights plan, or “poison pill”, that may discourage, delay or prevent a change of control. Our restated certificate of incorporation and bylaws contain provisions that:

•       authorize the issuance of up to 500,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and discourage a takeover attempt;

•       classify the directors of our board with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

•       limit who may call special meetings of stockholders;

•       establish advance notice requirements for nomination of candidates for election to the board of directors or for proposing matters than can be acted upon by stockholders at stockholder meetings; and

•       require the affirmative vote of holders of at least 75% of our then outstanding shares of common stock to amend certain provisions of our restated certificate of incorporation or to remove directors.

Risks Relating To The Business

We face substantial competition and our competitors may have superior resources, which could place us at a competitive disadvantage.

The wholesale food distribution and food retailing businesses are intensely competitive, characterized by high inventory turnover, narrow profit margins and increasing consolidation. Our distribution business competes not only with local, regional and national food distributors, but also with vertically integrated national and regional chains that employ a variety of formats, including supercenters, supermarkets and warehouse clubs. Our food retailing business, focused in the upper Midwest, has historically competed with traditional grocery stores and is increasingly competing with alternative store formats such as supercenters, warehouse clubs, dollar stores and extreme value food stores.

The military food distribution business is also highly competitive. Because of the narrow margins in the military food distribution industry, it is of critical importance for distributors to achieve economies of scale, which is typically a function of the density or concentration of military bases in the geographic markets a distributor serves and a distributor’s share of that market. As a result, no distributor in this industry has a nationwide presence and it is very difficult, other than through acquisitions, to expand operations in this industry beyond the geographic regions where we currently can utilize our warehouse and distribution capacity. We also face competition in our military food distribution business from large national and regional food distributors as well as smaller food distributors.

Some of our competitors are substantially larger and may have greater financial resources and geographic scope, lower merchandise acquisition costs and lower operating expenses than we do, intensifying price competition at the wholesale and retail levels. Industry consolidation and the expansion of alternative store formats, which have gained and continue to gain market share at the expense of traditional grocery stores, tend to produce even stronger competition for our food retail business and for the independent retailer customers of our distribution business. To the extent our independent customers are acquired by our competitors or are not successful in competing with other retail chains and non-traditional competitors, sales by our distribution business will also be affected. If we fail to effectively implement strategies to respond to these competitive pressures, our operating results could be adversely affected by price reductions, decreased sales or margins, or loss of market share.

Our results of operations and financial condition could be adversely affected if we are unable to improve the competitive position of our retail operations.

Primarily due to intensely competitive conditions, same store sales in our retail business decreased 4.5% for the forty weeks ended October 8, 2005 as compared to the first forty weeks of fiscal 2004, 7.0% for the fiscal year 2004 as compared to the fiscal year 2003 and 10.6% in fiscal year 2003 from fiscal 2002. We are taking or expect to take initiatives of varying scope and duration with a view toward improving our response to and performance under these difficult competitive conditions. In connection with this effort, there are numerous risks and uncertainties, including our ability to successfully identify those initiatives that will be the most effective in improving the competitive position of our retail business, our ability to efficiently and timely implement these initiatives, and the response of competitors to these initiatives. In addition, during the second quarter of 2004, we completed a strategic review that identified certain retail stores that did not meet our return objectives, provide long-term strategic opportunities or justify additional capital investments. As a result of this review, we closed 18 retail stores at the end of the second quarter of 2004. As of the date of this prospectus, we have also closed or disposed of ten additional retail stores since the second quarter 2004. If we are unable to improve the overall competitive position of our retail stores, the revenue and operating performance of that segment may continue to decline, we may have to recognize impairments of our long-lived assets and goodwill, and we may be compelled to close or dispose of additional stores and may incur restructuring or other charges to our earnings associated with such closure and disposition activities. In addition, we cannot assure you that we will be able to replace any of the revenue lost from these closed stores from our other operations.

Consumable goods distribution is sensitive to economic conditions and economic downturns or uncertainty may have a material adverse effect on our financial condition and results of operations.

The food distribution and retailing industry is sensitive to national and regional economic conditions, particularly those that influence consumer confidence, spending and buying habits. Economic downturns or uncertainty may not only adversely affect overall demand and intensify price competition, but also cause consumers to “trade down” by purchasing lower priced, and often lower margin, items and to make fewer purchases in traditional supermarket channels. These consumer responses, coupled with the impact of general economic factors such as prevailing interest rates, food price inflation or deflation, employment trends in our markets, and labor and energy costs, can also have a significant impact on our operating results. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude.

Our ability to operate effectively could be impaired by the risks and costs associated with the efforts to grow our business through acquisitions.

Efforts to grow our distribution businesses may include acquisitions. Acquisitions entail various risks such as identifying suitable candidates, effecting acquisitions at acceptable rates of return, obtaining adequate financing on acceptable terms and conditions, timely and effectively integrating the operations, systems and personnel of the acquired business, the assumption of undisclosed liabilities and diversion of management’s time and attention from other business concerns. A failure to effectively manage these risks could increase the costs or reduce the benefits derived from expansion and, therefore, negatively impact our business and operations.

We may not be able to achieve the expected benefits of the operations we acquired from Roundy’s due to factors such as the inability to successfully integrate those operations into our business or to retain its customer base, which may adversely affect our results of operations and financial condition.

Achieving the expected benefits of the operations we acquired from Roundy’s will depend in large part on factors such as our ability to successfully integrate such operations and personnel in a timely and efficient manner and to retain the customer base of the acquired operations. If we cannot successfully integrate these operations and retain its customer base, we may experience material adverse consequences to our results of operations and financial condition. The integration of separately managed businesses operating in different markets involves a number of risks, including, but not limited to, the following:

•       the diversion of our management’s attention from the management of daily operations to the integration of these new operations;

•       demands on management related to the significant increase in our size after the acquisition of operations;

•       difficulties in the assimilation of different corporate cultures and business practices, such as those involving vendor promotions, and of geographically dispersed personnel and operations;

•       difficulties in the integration of departments, information technology systems, accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards and controls, including internal accounting controls, procedures and policies;

•       the potential loss of key personnel from the new operations we are acquiring; and

•       expenses of any undisclosed liabilities, such as those involving environmental or legal matters.

Successful integration of these new operations will depend on our ability to manage those operations, realize opportunities for revenue growth presented by strengthened product offering and expanded geographic market coverage, maintain the customer base and, to some degree, eliminate redundant and excess costs.

The anticipated benefits or cost savings opportunities from the acquisition are based on projections and assumptions, including that all counter-parties to material contracts with the acquired businesses who have the right to consent to the transfer of those contracts to us will give such consent, all of which are subject to change. We may not realize any of the anticipated benefits or savings from the acquisition to the extent or in the time frame anticipated, if at all, or such benefits and savings may require higher costs than anticipated.

Our distribution business could be negatively affected if we fail to retain existing customers or attract significant numbers of new customers.

Increasing the growth and profitability of our distribution business is dependent in large measure upon our ability to retain existing customers and capture additional distribution customers through our existing network of distribution centers, enabling us to more effectively utilize the fixed assets in that business. Our ability to achieve these goals is dependent, in part, upon our ability to continue to provide a high level of customer service, offer competitive products at low prices, maintain high levels of productivity and efficiency, particularly in the process of integrating new customers into our distribution system, and offer marketing, merchandising and ancillary services that provide value to our independent customers. If we are unable to execute these tasks effectively, we may not be able to attract significant numbers of new customers and attrition among our existing customer base could increase, either or both of which could have an adverse impact on our revenue and profitability.

Substantial operating losses may occur if the customers to whom we extend credit or for whom we guarantee loan or lease obligations fail to repay us.

In the ordinary course of business, we extend credit, including loans, to our food distribution customers, and provide financial assistance to some customers by guaranteeing their loan or lease obligations. We also lease store sites for sublease to independent retailers. Generally, our loans and other financial accommodations are extended to small businesses that are unrated and may have limited access to conventional financing. As of October 8, 2005 we had loans of approximately $34.5 million outstanding to 78 of our food distribution customers, including $15.9 million of notes receivable from one retailer, and had guaranteed outstanding debt and lease obligations of food distribution customers totaling $9.4 million, including $3.8 million in loan guarantees to one retailer. In the normal course of business, we also sublease retail properties and assign retail property leases to third parties. We estimate that as of October 8, 2005, our maximum contingent liability exposure with respect to subleases and assigned leases was approximately $75.5 million and $23.5 million, respectively. While we seek to obtain security interests and other credit support in connection with the financial accommodations we extend, such collateral may not be sufficient to cover our exposure. Greater than expected losses from existing or future credit extensions, loans, guarantee commitments or sublease arrangements, particularly in times of economic difficulty or uncertainty, could negatively impact our operating results and financial condition.

Our debt instruments include restrictive and financial covenants that limit our operating flexibility and that may affect our future business strategies and operating results.

Covenants in the documents governing our outstanding or future debt, including our senior secured credit facility, or our future debt levels, could limit our operating and financial flexibility. Our ability to respond to market conditions and opportunities as well as capital needs could be constrained by the degree to which we are leveraged, by changes in the availability or cost of capital, and by contractual limitations on the degree to which we may, without the consent of our lenders, take actions such as engaging in mergers or acquisitions, incurring additional debt, making capital expenditures and making investments, loans or advances. If needs or opportunities were identified that would require financial resources beyond existing resources, obtaining those resources could increase our borrowing costs, further reduce financial flexibility, require alterations in strategies and affect future operating results.

Our operations are linked to domestic and international military distribution, and a change in the military commissary system could negatively impact our results of operations and financial condition.

Because our military food distribution segment sells and distributes grocery products to military commissaries in the U.S. and overseas, any material changes in the commissary system, in military staffing levels or in locations of bases may have a corresponding impact on the sales and operating performance of this segment. These changes could include privatization of some or all of the military commissary system, relocation or consolidation in the number of commissaries, base closings, troop redeployments or consolidations in the geographic areas containing commissaries served by us, or a reduction in the number of persons having access to the commissaries.

Increasing labor costs or failure to maintain positive relations with our employees could have a negative impact on our results of operations and financial condition.

Approximately 11% of our current employees, including approximately 550 employees at the two distribution centers we acquired from Roundy’s, are covered by collective bargaining agreements. If our relations with our work force, including our unionized labor force, do not remain positive, we may be subject to strikes, work stoppages or slowdowns in the future. In addition, any significant failure to control our labor costs or to recover any increased labor costs through increased prices charged to customers could have a material adverse effect on our results of operations and financial condition.

How we account for count-recount charges with our vendors has been the subject of investigation by the SEC.

On February 4, 2003, we received an order of investigation from the SEC that made formal an informal inquiry initiated on October 9, 2002. The investigation includes, without limitation, inquiry into our process for assessing count-recount charges to our vendors and how we account for those charges. See Part I, Item 3 “Legal Proceedings—SEC Investigation” and Note 17 to our Audited Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended January 1, 2005 filed with the SEC on March 2, 2005 and incorporated by reference in this prospectus for more information.

Our representatives met with members of the staffs of the SEC’s Office of the Chief Accountant and Division of Corporation Finance on February 19, 2003. In a letter dated March 7, 2003, the staffs of the SEC’s Office of the Chief Accountant and Division of Corporation Finance indicated that, based on our oral and written representations, they would not object at that time to our accounting for the count-recount charges. The investigation by the SEC’s Division of Enforcement remains open, however, and the response by the staffs of the Office of the Chief Accountant and the Division of Corporation Finance does not preclude any further action by the Division of Enforcement.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that relate to trends and events that may affect our future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe” or “plan,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause material differences, include, but are not limited to, the following:

•       the effect of competition on our distribution, military and retail businesses;

•       our ability to identify and execute plans to increase or preserve the value of our remaining retail operations;

•  our ability to identify and execute plans to expand our wholesale operations;

•       general sensitivity to economic conditions;

•       risks entailed by acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•  changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•       credit risk from financial accommodations extended to customers;

•       limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•       future changes in market interest rates;

•       changes in consumer spending, buying patterns or food safety concerns;

•       adverse determinations or developments with respect to litigation or other legal proceedings, including the SEC investigation discussed in Part I, Item 3 “Legal Proceedings—SEC Investigation” and Note 17 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2005;

•       unanticipated problems with product procurement;

•       the success or failure of new business ventures or initiatives; and

•       possible changes in the military commissary system.

You should carefully consider each cautionary factor and all of the other information in this prospectus. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the SEC.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the sale of the notes or the shares of common stock sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the notes or the underlying common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before taxes and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which we believe to be representative of the interest portion of rent expense.

	Year Ended					Forty Weeks Ended
	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	January 1, 2005	October 8, 2005
Ratio of earnings to fixed charges	1.64:1.00	1.82:1.00	2.28:1.00	2.17:1.00	1.52:1.00	2.71:1.00

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “NAFC.” The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the Nasdaq National Market during the calendar quarters indicated.

	High	Low
2003
First Quarter	$9.86	$4.26
Second Quarter	13.90	6.90
Third Quarter	18.70	13.33
Fourth Quarter	24.70	15.97
2004
First Quarter	$28.88	$19.75
Second Quarter	25.10	18.06
Third Quarter	31.99	22.60
Fourth Quarter	38.66	29.81
2005
First Quarter	$44.00	$35.27
Second Quarter	39.59	33.89
Third Quarter	43.90	36.40
Fourth Quarter (through November 17, 2005)	42.85	27.55

On November 22, 2005, the closing sale price of our common stock on the Nasdaq National Market was $28.45 per share. As of October 31, 2005, there were 2,386 stockholders of record of our common stock.

DIVIDEND POLICY

Our Board of Directors determines whether to pay a dividend and the amount of any such dividend at each quarterly board meeting. Our Board has increased the amount of the quarterly dividend twice in the past two years. During each of the second and third quarters of fiscal 2005, our Board declared and paid a cash dividend of $0.18 per share of common stock. Additionally, the Board has declared a cash dividend of $0.18 per share of common stock to be paid December 2, 2005. This represented an increase from the quarterly dividend of $0.135 per common share that had been paid during 2004 and the first quarter of 2005, and from the quarterly dividend of $0.09 per common share that had been paid for several years prior to 2004. The amount that we can pay as a dividend is, however, limited by the terms of our senior secured credit facility and other indebtedness.

DESCRIPTION OF THE NOTES

We issued the notes under the indenture, dated as of March 15, 2005, between Nash-Finch Company, as issuer, and Wells Fargo Bank, National Association, as trustee. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “Nash-Finch” refer only to Nash-Finch Company and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us.

General

The notes are limited to $322,000,000 aggregate principal amount at maturity. The notes will mature on March 15, 2035. The principal amount at maturity of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes bear cash interest at the rate of 1.6314% per year on the principal amount at maturity (equivalent to a rate of 3.50% per year of the issue price) from the issue date, or from the most recent date to which interest has been paid or provided for, until March 15, 2013. During such period, cash interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2005, to holders of record at the close of business on the March 1 or the September 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day with the same force and effect as if made on such day and without any interest in respect of the delay. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

The notes were offered at a substantial discount from their principal amount at maturity. The notes were issued at an issue price of $466.11 per $1,000 principal amount at maturity. Beginning March 15, 2013, for non-tax purposes the notes will accrue original issue discount daily while they remain outstanding at a rate of 3.50% per year. The accreted principal amount of a note as of any date equals the sum of the issue price of the note and the accrued original issue discount for non-tax purposes as of that date. Original issue discount for non-tax purposes is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of such original issue discount for non-tax purposes will be on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. On the maturity date of the notes, a holder will receive $1,000 for each $466.11 original principal amount at maturity of notes, which is the fully accreted principal amount of a note on such date.

We believe, based on the advice of our tax counsel, that the notes are treated as indebtedness for United States federal income tax purposes and are subject to United States federal income tax regulations governing contingent payment debt instruments (the “contingent debt regulations”). Under the indenture, we have agreed, and by purchasing or holding the notes or a beneficial interest in the notes each holder and beneficial owner of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the contingent debt regulations and, for purposes of those regulations, to treat the fair market value of any shares of our common stock received upon any conversion of the notes as a contingent payment, and the discussion herein assumes that such treatment is correct. Under the contingent payment debt regulations, beneficial owners of notes are required to accrue interest on the notes on a constant yield to maturity basis at a rate comparable to the rate at which we would issue a non-contingent, nonconvertible, fixed rate debt instrument with terms and conditions otherwise similar to those of the notes (subject to certain adjustments). We have determined this rate to be 8.00%, compounded semi-annually. It is likely that beneficial owners of notes will recognize taxable income in each year under the contingent debt regulations significantly in excess of interest payments (including contingent interest payments) actually received during that year. See “Material United States Federal Income Tax Considerations.”

Original issue discount for non-tax purposes and cash interest, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, has been purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

We may from time to time, repurchase the notes in open market purchases or negotiated transactions, without prior notice to holders.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

The indenture does not contain any financial or operating covenants or restrictions and does not restrict us from paying dividends, incurring additional indebtedness, including senior indebtedness, making investments, granting liens and mortgages, or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Nash-Finch except to the limited extent described under “—Conversion Rights—Conversion Upon Occurrence of Specified Corporate Transactions,” “—Conversion Rights—Conversion Upon a Change of Control,” “—Repurchase of the Notes at Option of Holders Upon Change of Control” and “—Consolidation, Mergers or Sales of Assets.”

The notes are not subject to a sinking fund provision and are not subject to legal defeasance or covenant defeasance under the indenture.

Ranking of the Notes

The notes are our unsecured senior subordinated obligations and rank junior in right of payment to all of our senior indebtedness, including our obligations under our senior secured credit facility, as more fully described under “—Subordination of Notes” below. The notes rank equal in right of payment to all of our future senior subordinated indebtedness, if any. The notes effectively rank junior to our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

The indenture does not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee, nor does the indenture contain such limitations for our subsidiaries.

In addition, the notes are structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries, including their trade payables. See “Risk Factors—Risks Related to the Offering—Your right to receive payments on the notes is subordinated to our senior indebtedness and effectively subordinated to the indebtedness and other liabilities of our subsidiaries.” Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to do so, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by any subsidiary may be subject to statutory, contractual or other restrictions and is dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to cash flow or assets of our subsidiaries to satisfy our payment obligations on the notes.

As of October 8, 2005, we had an aggregate of $274.0 million of senior indebtedness outstanding to which the notes are subordinated, of which $223.2 million consisted of borrowings under our senior secured credit facility, and we had $57.2 million available for additional borrowings under the revolving portion of our senior secured credit facility (after giving effect to $19.6 million in outstanding letters of credit). In addition, as of that date, our subsidiaries had $346.0 million of indebtedness and other liabilities outstanding (including $223.2 million of guarantees of our senior secured credit facility) to which the notes are effectively subordinated.

Subordination of Notes

The payment of principal of and interest, including contingent cash interest and liquidated damages, if any, on, any payment in cash upon conversion of, and any other payment of any obligation with respect to, the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) of all senior indebtedness, whether outstanding on the date of issuance of the notes or incurred after such issuance.

In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection with such case or proceeding, relating to us or to our assets, or any total or partial liquidation, dissolution or other winding-up of us, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of our assets or liabilities, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) of all senior indebtedness before the holders of notes will be entitled to receive any payment or distribution (other than permitted junior securities). Any payment or distribution of our assets, other than in the form of permitted junior securities, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination will be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives, ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness, to the extent necessary to make payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) of all senior indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

No payment or distribution of any of our assets may be made by or on behalf of us on account of any obligation with respect to the notes, including, without limitation, principal of or interest or liquidated damages, if any, on the notes or on account of the conversion, purchase, redemption or other acquisition of notes:

•       upon the occurrence of any payment default, as defined below, until such payment default has been cured or waived in writing or ceases to exist or the senior indebtedness giving rise to such payment default has been discharged or paid in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness), or

•       during a payment blockage period (as defined below) arising as a result of a non-payment default (as defined below).

In the event of any acceleration of the notes because of an event of default under the indenture, the holders of any senior indebtedness then outstanding would be entitled to payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) before the holders of the notes would be entitled to receive any payment or distribution.

A “payment blockage period” will commence upon the date of receipt by the trustee of written notice from the representative of the holders of designated senior indebtedness in respect of which a non-payment default exists and shall end on the earliest to occur of:

•       179 days after such date (provided that any designated senior indebtedness as to which notice was given shall not have been accelerated);

•       the date on which such non-payment default is cured, waived or ceases to exist (so long as no default or event of default exists under the designated senior indebtedness initiating such payment blockage period);

•       the date on which such designated senior indebtedness is discharged or paid in full; and

•       the date on which such payment blockage period has been terminated by written notice to the trustee or us from the representative of the holders of designated senior indebtedness initiating such payment blockage period;

after which we will resume making required payments in respect of the notes, including any missed payments and additional interest. No more than one payment blockage period may be commenced during any period of 365 consecutive days. No non-payment default that existed or was continuing on the date of the commencement of any payment blockage period will be, or can be made, the basis for the commencement of a subsequent payment blockage period, unless such non-payment default has been cured or waived for a period of not less than 90 consecutive days after the commencement of such initial payment blockage period.

In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution is received by the trustee or any holder of the notes that is prohibited as described above, then that payment shall be held for the benefit of, and paid over and delivered by such trustee or holder to, the representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness to the extent necessary to pay all such senior indebtedness in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness). After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness.

By reason of these subordination provisions, in the event of our liquidation, receivership, reorganization or insolvency, holders of the notes may recover less, in absolute terms and/or ratably, than holders of senior indebtedness.

The term “designated senior indebtedness” means (1) any indebtedness under the senior secured credit facility and (2) our obligations under any other particular senior indebtedness that expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture (provided that any instrument, agreement or other document governing the rights of designated senior indebtedness may place limitations and conditions on the right of creditors in respect of senior indebtedness to exercise the rights of creditors in respect of designated senior indebtedness).

The term “indebtedness” means, with respect to any person, without duplication:

•       all obligations and other liabilities, contingent or otherwise, of such person for borrowed money (including overdrafts), including all obligations and other liabilities accruing or incurred after the commencement of any bankruptcy or insolvency proceeding at the rate or on the amount specified in the applicable indebtedness, in each case, whether or not a claim therefor is allowed, allowable or enforceable in such bankruptcy or insolvency proceeding, or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

•       all obligations of such person evidenced by credit or loan agreements, notes, bonds, debentures or other similar instruments;

•       all obligations and other liabilities, contingent or otherwise, of such person under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) but excluding trade payables arising in the ordinary course of business;

•       all obligations and liabilities, contingent or otherwise, in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the consolidated balance sheet of the person;

•       all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap, floor or collar agreements, hedge agreements, forward contracts or similar instruments or agreements or foreign currency hedge, exchange or purchase or similar instruments or agreements;

•       the present value of the obligations of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (this present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles);

•       all indebtedness referred to in (but not excluded from) the preceding clauses of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on or with respect to property owned by such person, including, without limitation, accounts and contract rights, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured) and all obligations of such person with respect to receivable securitization facilities;

•       all direct or indirect guarantees or similar arrangements by such person of indebtedness referred to in this definition of any other person; and

•       any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in the clauses above.

A “non-payment default” means any event of default with respect to any designated senior indebtedness, other than a payment default, that has occurred and is continuing pursuant to which the maturity of such designated senior indebtedness may be accelerated.

An “obligation” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities (and guarantees of any of the aforementioned) payable under the documentation governing any indebtedness.

A “payment default” means a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal, or premium, if any, interest or other amounts due on any senior indebtedness that has occurred and is continuing beyond any applicable grace period.

The term “permitted junior securities” means debt or equity securities of Nash-Finch or any successor corporation issued pursuant to a plan of reorganization or readjustment of Nash-Finch that are subordinated to the payment of all then outstanding senior indebtedness of Nash-Finch at least to the same extent that the notes are subordinated to the payment of all senior indebtedness of Nash-Finch on the date of the indenture, so long as:

(1)   the effect of the use of this defined term in the subordination provisions contained in the indenture is not to cause the notes to be treated as part of:

(a)    the same class of claim as the senior indebtedness of Nash-Finch; or

(b)          any class of claims pari passu with, or senior to, the senior indebtedness of Nash-Finch for any payment or distribution in any case or proceeding or similar event relating to the liquidation, insolvency, bankruptcy, dissolution, winding up or reorganization of Nash-Finch; and

(2)         to the extent that any senior indebtedness of Nash-Finch outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash or cash equivalents on such date, the holders of a majority in aggregate principal amount of any such senior indebtedness not so paid in full in cash or cash equivalents have consented to the terms of such plan of reorganization or readjustments.

The term “senior indebtedness” means (1) all indebtedness of Nash-Finch outstanding under the senior secured credit facility, (2) all other indebtedness of Nash-Finch whether outstanding on the issue date or thereafter incurred and (3) all other obligations (including, without limitation, any interest and fees accruing subsequent to the filing of a petition of bankruptcy (or similar proceeding) at the rate provided for in the documentation with respect thereto, whether or not such interest or fees is an allowed claim under applicable law) in respect of the indebtedness listed in the preceding clauses (1) and (2), unless, in each case above, by the terms of the instrument creating or evidencing such indebtedness, the indebtedness is expressly designated equal or junior in right of payment to the notes; provided that “senior indebtedness” will not include:

•       indebtedness evidenced by the notes; and

•       indebtedness of Nash-Finch to any direct or indirect majority-owned subsidiary of Nash-Finch.

The term “senior secured credit facility” means that certain Credit Agreement, dated as of November 12, 2004, as amended as of February 22, 2005 among Nash-Finch, Deutsche Bank Trust Company Americas, as administrative agent, Harris Trust and Savings Bank, as syndication agent and General Electric Capital Corporation and U.S. Bank National Association, as documentation agents, together with all agreements, notes, instruments and documents executed or delivered pursuant thereto and in connection therewith, including, without limitation, all mortgages, other security documents and guaranties, in each case as amended (including any amendment and restatement), supplemented, extended, renewed, replaced or otherwise modified from time to time (in each case by one or more credit facilities, debt instruments and/or related documentation), including, without limitation, any agreement increasing the amount of, extending the maturity of or refinancing in whole or in part (including, but not limited to, by the inclusion of additional or different lenders or financing institutions thereunder or additional borrowers or guarantors thereof) all or any portion of the indebtedness under such agreement or any successor agreement or agreements and whether by the same or any other agent, lender or group of lenders or other financial institutions.

Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization of any subsidiary, and the consequent right of the holders of the notes to participate in these assets, is structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

The terms of the indenture under which the notes are issued do not limit our ability to incur additional indebtedness, including senior indebtedness. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities and expenses and the trustee’s claims for such payments will generally be senior to the claims of the holders of notes in respect of funds collected or held by the trustee.

Contingent Cash Interest

Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of the notes during any six-month period from March 16 to September 15 and from September 16 to March 15, commencing March 16, 2013, if the average market price of a note for the ten trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 130% or more of the sum of the accreted principal amount, plus accrued and unpaid cash interest, if any, for a note to the day immediately preceding the first day of the applicable six-month period. The contingent cash interest payable per note in respect of any six-month period in which contingent cash interest is payable will equal the annual rate of 0.25% of the average market price of a note for the ten trading day measurement period.

Contingent cash interest, if any, will accrue and be payable to holders of notes as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. Principal will continue to accrue original issue discount for non-tax purposes after March 15, 2013 at a rate equal to the yield to maturity whether or not contingent cash interest is paid.

The “market price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount at maturity of notes obtained by the bid solicitation agent (which shall initially be the trustee) for $2.5 million principal amount at maturity of the notes at approximately 4:00 p.m., New York City time, on such date of determination from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.5 million principal amount at maturity of notes from a nationally recognized securities dealer or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the market price of the note will equal (1) the then applicable conversion rate of the notes multiplied by (2) the average closing price of our common stock on the ten trading days ending on such determination date.

Upon determination that note holders will be entitled to receive contingent cash interest during a relevant six-month period, we will issue a press release and use our reasonable best efforts to post such information on our website or through such other public medium as we may use at that time.

We may unilaterally increase the amount of contingent cash interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

Conversion Rights

Holders may convert their notes into the consideration described below prior to maturity based on an initial conversion rate of 9.3120 shares per $1,000 principal amount at maturity of notes (equivalent to an initial conversion price, based on the issue price, of approximately $50.05 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. A holder may surrender for conversion a note called for redemption by us at any time from the date of notice of redemption until the close of business on the second business day immediately preceding the redemption date. A note for which a holder has delivered a purchase notice or a change of control repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount at maturity.

For each $1,000 principal amount at maturity of notes surrendered for conversion, a holder will receive:

•       cash in an amount equal to the lesser of (1) the accreted principal amount of such note as of the conversion date and (2) the conversion value, as defined below; and

•       if the conversion value is greater than the accreted principal amount of such note as of the conversion date, a number of shares of our common stock, which we refer to as the “residual value shares,” equal to the sum of the daily share amounts, as defined below, for each of the 15 consecutive trading days in the conversion reference period, as defined below (subject to our right to deliver cash in lieu of all or a portion of such residual value shares as described below); provided that the residual value shares per $1,000 principal amount at maturity of notes (including any cash in lieu thereof) will not exceed 7.1469 shares, appropriately adjusted to take into account stock splits and similar events occurring after the date we issue the notes.

The “conversion value” means the product of (1) the conversion rate in effect on the conversion date and (2) the average of the closing prices of our common stock for each of the 15 consecutive trading days of the conversion reference period, as defined below, appropriately adjusted to take into account the occurrence during such period of stock splits and similar events; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) of this paragraph will be the cash price per share received by holders of our common stock in such change of control.

The “conversion reference period” means:

•       for any notes that are converted under any circumstances permitting such conversion after we have specified a redemption date with respect to those notes, the 15 consecutive trading days beginning on the third trading day following the redemption date; and

•       in all other instances, the 15 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means for each trading day of the conversion reference period, a number of shares determined by the following formula:

(CP x CR) - the accreted principal amount of the note on the conversion date
CP x 15

Where:

•       CP means the closing price of our common stock on such trading day, and

•       CR means the conversion rate in effect on the conversion date.

A “trading day” is any day on which the NASDAQ National Market or, if our common stock is not quoted on the NASDAQ National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

The “closing price” of our common stock on any trading day means the reported last sale price per share of our common stock (or if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ National Market or, if our common stock is not quoted on the NASDAQ National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the residual value shares of common stock issuable upon conversion of such notes. We will inform holders who have surrendered their notes for conversion through the trustee no later than two business days after the conversion date of our election to pay cash for all or a portion of the residual value shares in lieu of delivery of the residual value shares (and, if applicable, the percentage of each residual value share that will be paid in cash in lieu of shares of our common stock) unless we have already informed holders of our election in connection with an optional redemption of the notes as described under “—Redemption of Notes at Our Option.” The amount of cash payable in such event in respect of the residual value shares otherwise issuable upon conversion shall equal the product of (1) the percentage of each residual value share otherwise issuable upon conversion which we elect to pay in cash, (2) the number of residual value shares otherwise issuable upon conversion of such note and (3) the average of the closing price of our common stock for each of the 15 consecutive trading days of the conversion reference period, appropriately adjusted to take into account the occurrence during such period of stock splits and similar events; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the average of the closing prices of our common stock for each of the 15 consecutive trading days of the conversion reference period. As used in this Description of the Notes, all references to our common stock are to our common stock, par value $1.66 2/3 per share. See “Description of Capital Stock.”

The conversion value, daily share amount and the number of residual value shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after such date.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based On Common Stock Price

Holders may surrender notes for conversion during any calendar quarter beginning after March 31, 2005, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the accreted conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “accreted conversion price” per share of common stock as of any day will equal the result obtained by dividing (1) the accreted principal amount of a note on such day by (2) the then applicable conversion rate.

The conversion trigger price as of the last day of each of the first 32 calendar quarters following issuance of the notes is $65.07, which is 130% of the issue price of the notes divided by the initial conversion rate. Thereafter, the accreted conversion price per share of common stock increases each calendar quarter by the accrued original issued discount for non-tax purposes for the quarter. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate. See “—Conversion Procedures” below.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing after March 31, 2005 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Redemption

A holder may surrender for conversion a note called for redemption at any time from the date of the notice of redemption until the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to:

•       distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•       distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the day preceding the declaration date for such distribution, we will notify the holders of notes at least 15 trading days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion upon specified corporate transactions if the holder will otherwise participate in such distribution.

If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a note may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until (but not including) the date that is 15 days after the actual effective date of such transaction, unless the transaction also constitutes a change of control, as defined below under “—Repurchase of the Notes at Option of Holders Upon a Change of Control,” in which case the notes will be convertible as described below under “—Conversion Upon a Change of Control.” However, from and after the effective date of a consolidation, merger or binding share exchange to which this paragraph would apply, the amount of cash, securities and other property issuable upon conversion of a note will be based on the kind and amount of cash, securities or other property that the holder would have received if the holder had converted the holder’s notes immediately prior to such effective date (assuming that only shares of our common stock at the conversion rate were issuable upon such conversion and that no cash was payable upon conversion as described above). If such transaction also constitutes a change of control of us, subject to our rights described below under “—Public Acquirer Change of Control,” the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “—Repurchase of the Notes at Option of Holders Upon a Change of Control.”

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon a Change of Control

We will notify holders of the notes and the trustee of the occurrence of a change of control, as defined below under “—Repurchase of the Notes at Option of Holders Upon a Change of Control,” at any time on or within 15 trading days after the effective date of such change of control unless we have provided the notice described under “—Public Acquiror Change of Control.” Holders may surrender notes for conversion at any time after we send this notice until and including the tenth trading day following the date on which the notice of the change of control required by this paragraph is sent.

In connection with any change of control, we will also notify the holders of notes of the holder’s right arising as a result of such change of control, subject to our right described below in “—Public Acquiror Change of Control,” to require us to repurchase notes as described below under “—Repurchase of the Notes at Option of Holders Upon a Change of Control.” If you convert your notes in connection with certain changes of control occurring on or prior to March 15, 2013, we will also pay a make whole premium by increasing the applicable conversion rate, as described below under “—Determination of Make Whole Premium.”

Conversion at Maturity

Holders may surrender notes for conversion at any time beginning ten trading days before the maturity date and until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•       complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•       surrender the note to the conversion agent;

•       if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•       if required, pay all transfer or similar taxes.

A note, for which a holder has delivered a purchase notice as described under “—Purchase of Notes by Us at the Option of the Holder for Cash” or a change of control repurchase notice as described under

“—Repurchase of the Notes at Option of Holders Upon a Change of Control,” requiring us to purchase such notes, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

On conversion of a note, accrued original issue discount for non-tax purposes, accrued cash interest or contingent cash interest (including liquidated damages) will be deemed paid by the cash and, if applicable, shares of common stock received by the holder on conversion. Delivery to the holder of the full consideration payable or deliverable upon conversion will thus be deemed:

•       to satisfy our obligation to pay the original principal amount at maturity of a note;

•       to satisfy our obligation to pay accrued original issue discount for non-tax purposes or accrued and unpaid cash interest (including liquidated damages) attributable to the period from the issue date through the conversion date; and

•       to satisfy our obligation to pay accrued and unpaid contingent cash interest, if any.

As a result, accrued original issue discount for non-tax purposes, accrued and unpaid cash interest (including liquidated damages) and any accrued and unpaid contingent cash interest are deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any cash interest payment date to the opening of business of such interest payment date will receive the semi-annual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.

If contingent cash interest is payable to holders of notes during any particular six-month period, and such notes are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such notes at the close of business on the accrual or record date will receive the contingent cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount at maturity of notes so converted, unless such notes have been called for redemption, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued original issue discount for non-tax purposes, accrued cash interest (including liquidated damages) or any contingent cash interest. For a discussion of the tax treatment of a holder receiving shares of our common stock (or any cash in lieu thereof) upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1)   the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2)   some subdivisions and combinations of our common stock;

(3)         the issuance to all holders of our common stock of rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4)         the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above, dividends and distributions to which the provisions of the second succeeding paragraph applies, dividends and distributions in connection with a recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance, lease or statutory share exchange to which the provisions of the third succeeding paragraph apply and dividends or distributions paid exclusively in cash; provided no adjustment need be made under this paragraph if we make an equivalent distribution to holders of notes or, in the case of rights issued pursuant to a shareholder rights plan, so long as such rights shall remain attached to our common stock;

(5)         dividends or other distributions consisting exclusively of cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed $0.135 (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment as a result of the same events giving rise to an adjustment to the conversion rate, provided that no adjustment will be made to the dividend threshold amount as a result of any event described in this clause (5); and

(6)         payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

Notwithstanding the foregoing, in no event shall the conversion rate exceed 12.7109 shares per $1,000 principal amount at maturity of notes (the “conversion rate cap”), provided that the conversion rate cap will be subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (4) above.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In the case of:

•       any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•       a consolidation, merger or combination involving us;

•       a sale, conveyance or lease to another corporation of all or substantially all of our property and assets; or

•       any statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes based on the kind and amount of such shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance, lease or statutory share exchange had such notes been converted into our common stock immediately prior to such recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance, lease or statutory share exchange (assuming that only shares of our common stock at the conversion rate were issuable upon such conversion and that no cash was payable upon conversion as described above). We may not become a party to any such transaction unless its terms are consistent with the preceding.

The indenture permits us to increase the conversion rate, to the extent permitted by law and the listing requirements of the NASDAQ National Market, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, to the extent permitted by law and the listing requirements of the NASDAQ National Market, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We may be unable to convert the notes as required under the indenture. We may not have enough funds to pay the conversion price of all notes surrendered for conversion and our senior secured credit facility restricts (except for conversions described under “—Conversion Rights—Conversion Based on Common Stock Price”) and any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting, or expressly prohibit, the payment of cash by us upon conversion of the notes or provide that the payment of cash by us upon conversion of the notes constitutes an event of default under that agreement. If a cash obligation arises at a time when we are prohibited from paying cash upon the conversion of a note, we would seek the consent of our lenders to make such payment or attempt to refinance this debt. If we do not obtain consent or refinance the debt, we would not be permitted to pay cash upon such conversion. Our failure to make such payment would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness, including our senior secured credit facility. In those circumstances, the subordination provisions of the indenture would restrict payments to the holders of notes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material United States Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. For example, we were not required to adjust the conversion rate in connection with our payments on each of June 10, 2005 and September 2, 2005 of a cash dividend of $0.18 per share of common stock, which was in excess of the dividend threshold amount, as this would have been an increase of less than 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted.

Upon determining that the holders are or will be entitled to convert their notes into shares of common stock in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Determination of Make Whole Premium

If a change of control, as defined below under “—Repurchase of the Notes at Option of Holders Upon a Change of Control,” occurs on or prior to March 15, 2013, in which more than 10% of the consideration for the common stock in the transaction or transactions constituting the change of control consists of cash, other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, subject to our rights described below under “—Public Acquiror Change of Control,” in some circumstances, we will pay a make whole premium to holders of the notes who convert their notes during the ten trading day period following the date on which notice of the change of control is sent to holders pursuant to the first paragraph described under “—Conversion Rights—Conversion Upon a Change of Control” by increasing the conversion rate for such notes.

The make whole premium will be determined by reference to the table below and is based on the date on which the change of control becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid per share of our common stock in the transaction constituting the change of control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing price of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such transaction.

The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount at maturity of notes.

Make Whole Premium Upon a Change of Control (Number of Additional Shares)

Stock Price on	Effective Date
Effective Date	March 15, 2005	March 15, 2006	March 15, 2007	March 15, 2008	March 15, 2009	March 15, 2010	March 15, 2011	March 15, 2012	March 15, 2013
$ 36.67	3.3989	3.3989	3.3989	3.3989	3.3989	3.3989	3.3989	3.3989	0.00
$ 45.00	2.4024	2.3441	2.2748	2.1901	2.0901	1.9600	1.7811	1.5178	0.00
$ 50.00	2.0188	1.9467	1.8608	1.7577	1.6351	1.4780	1.2646	0.9473	0.00
$ 55.00	1.7314	1.6526	1.5583	1.4466	1.3275	1.1466	0.9241	0.6025	0.00
$ 60.00	1.5110	1.4292	1.3320	1.2175	1.0824	0.9153	0.6984	0.4003	0.00
$ 65.00	1.3380	1.2560	1.1587	1.0452	0.9124	0.7511	0.5475	0.2834	0.00
$ 70.00	1.1996	1.1189	1.0230	0.9131	0.7850	0.6323	0.4450	0.2156	0.00
$ 75.00	1.0869	1.0084	0.9153	0.8098	0.6878	0.5448	0.3740	0.1753	0.00
$ 80.00	0.9937	0.9179	0.8283	0.7275	0.6120	0.4789	0.3236	0.1505	0.00
$ 85.00	0.9155	0.8427	0.7567	0.6609	0.5519	0.4282	0.2867	0.1356	0.00
$ 90.00	0.8491	0.7792	0.6969	0.6061	0.5034	0.3883	0.2588	0.1250	0.00
$ 95.00	0.7920	0.7252	0.6465	0.5595	0.4634	0.3561	0.2385	0.1167	0.00
$100.00	0.7424	0.6785	0.6033	0.5207	0.4300	0.3303	0.2227	0.1101	0.00
$125.00	0.5703	0.5186	0.4596	0.3953	0.3253	0.2520	0.1723	0.0876	0.00
$150.00	0.4685	0.4245	0.3767	0.3241	0.2668	0.2080	0.1433	0.0732	0.00
$175.00	0.3991	0.3618	0.3211	0.2762	0.2277	0.1783	0.1233	0.0630	0.00
$200.00	0.3485	0.3160	0.2806	0.2416	0.1994	0.1565	0.1084	0.0552	0.00

The actual stock price and effective date may not be set forth on the table, in which case:

•       if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•       if the stock price on the effective date exceeds $200.00 per share, subject to adjustment as described below, no make whole premium will be paid.

•       if the stock price on the effective date is less than $36.67 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Rights—Conversion Procedures,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed the conversion rate cap described under “—Conversion Rights—Conversion Procedures” above.

Redemption of Notes at Our Option

No sinking fund is provided for the notes. Prior to March 15, 2013, we cannot redeem the notes at our option. Beginning on March 15, 2013, we may redeem the notes for cash, in whole or in part at any time or from time to time. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of notes.

If we elect to redeem notes, we will pay a redemption price equal to the accreted principal amount as of, plus accrued and unpaid cash interest, if any, including contingent cash interest, if any, on such notes to, but excluding, the applicable redemption date. The table below shows the redemption prices of a note on March 15, 2013, on each March 15 thereafter prior to maturity and at stated maturity on March 15, 2035, assuming there is no accrued and unpaid cash interest, including contingent cash interest. In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional original issue discount for non-tax purposes that has accrued on such note since the immediately preceding date in the table below.

	(1)	(2)	(3)
Redemption Date	Note Issue Price	Accrued Original Issue Discount	Redemption Price (1) + (2)
March 15,
2013	$466.11	$0.00	$466.11
2014	$466.11	$16.46	$482.57
2015	$466.11	$33.49	$499.60
2016	$466.11	$51.13	$517.24
2017	$466.11	$69.39	$535.50
2018	$466.11	$88.30	$554.41
2019	$466.11	$107.88	$573.99
2020	$466.11	$128.14	$594.25
2021	$466.11	$149.12	$615.23
2022	$466.11	$170.84	$636.95
2023	$466.11	$193.33	$659.44
2024	$466.11	$216.61	$682.72
2025	$466.11	$240.72	$706.83
2026	$466.11	$265.67	$731.78
2027	$466.11	$291.51	$757.62
2028	$466.11	$318.26	$784.37
2029	$466.11	$345.95	$812.06
2030	$466.11	$374.62	$840.73
2031	$466.11	$404.30	$870.41
2032	$466.11	$435.03	$901.14
2033	$466.11	$466.85	$932.96
2034	$466.11	$499.79	$965.90
At stated maturity	$466.11	$533.89	$1000.00

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

In the event of any redemption, we will not be required to:

•       issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•       register the transfer of or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Purchase of Notes by Us at the Option of the Holder for Cash

On the purchase dates of March 15, 2013, March 15, 2015, March 15, 2020, March 15, 2025 and March 15, 2030, we may, at the option of the holder, be required to purchase for cash, at the purchase price set forth below plus accrued and unpaid cash interest, if any, including contingent cash interest, if any, to, but excluding, the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date. Any interest payable on such purchase date will be paid to the holder of record of the notes on the relevant record date in lieu of payment as part of the purchase price.

The purchase price of a note will be the following, plus accrued and unpaid cash interest, if any, including contingent cash interest, if any:

•       $ 466.11 per note on March 15, 2013;

•       $ 499.60 per note on March 15, 2015;

•       $ 594.25 per note on March 15, 2020;

•       $ 706.83 per note on March 15, 2025; and

•       $ 840.73 per note on March 15, 2030.

The above purchase prices reflect the accreted principal amount of such notes as of the applicable purchase date. We may only pay the purchase price in cash and not in shares of our common stock. See “Material United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption of Notes.”

Unless we have issued a notice to redeem all of the outstanding notes on a redemption date that is on or prior to the applicable purchase date, we will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•       the amount of the purchase price; and

•       the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase notes shall state:

•       if certificated notes have been issued to the holder, the certificate numbers of the holder’s notes to be delivered for purchase;

•       the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•       that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•       the principal amount at maturity being withdrawn;

•       if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•       the principal amount at maturity, if any, of the notes that remain subject to the purchase notice, which notes must be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

In connection with any purchase offer, we will, if required:

•       comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•       file Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note, together with necessary endorsements. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest and original issue discount for non-tax purposes on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

We may be unable to repurchase the notes as required under the indenture. We may not have enough funds to pay the purchase price for all tendered notes, and our senior secured credit facility currently restricts and any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting, purchase of the notes under some circumstances, or expressly prohibit our purchase of the notes or provide that a purchase constitutes an event of default under that agreement. If a purchase obligation arises at a time when we are prohibited from purchasing notes, we would seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent or refinance the debt, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness, including our senior secured credit facility. In those circumstances, the subordination provisions of the indenture would restrict payments to the holders of notes.

Repurchase of the Notes at Option of Holders Upon a Change of Control

In the event of a change of control, as defined below, each holder of notes will have the right, subject to our right described below under “—Public Acquiror Change of Control,” to require us to purchase for cash, except as otherwise provided, all of such holder’s notes, or any portion of those notes with a principal amount at maturity equal to $1,000 or an integral multiple of $1,000, on the date, which we refer to as the “change of control repurchase date,” that is the 30th business day following the date on which the notice of the change of control referred to in the next succeeding paragraph is sent at a purchase price equal to the accreted principal amount of the notes to be purchased, plus accrued and unpaid cash interest, including contingent cash interest, and liquidated damages, if any, to, but excluding, the change of control repurchase date. If such change of control repurchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

On or within 15 trading days after the effective date of the change of control, unless we have provided the notice described under “—Public Acquiror Change of Control,” we will be required to give notice to all holders of notes, as provided in the indenture, stating among other things, the occurrence of a change of control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a change of control, a holder must deliver prior to the change of control repurchase date a change of control purchase notice stating among other things:

•       if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•       the portion of the principal amount at maturity of notes to be purchased, in integral multiples of $1,000; and

•       that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s change of control purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any change of control purchase notice upon a change of control by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control repurchase date. The notice of withdrawal shall state:

•       the principal amount at maturity of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•       the principal amount at maturity, if any, of the notes which remains subject to the change of control purchase notice, which notes must be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

If the notes are not in certificated form, a holder’s withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer in the event of a change of control, we will, if required:

•       comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•       file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the change of control purchase price for a note for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such change of control purchase notice. Payment of the change of control purchase price for the note will be made promptly following the later of the change of control repurchase date or the time of delivery of the note, together with necessary endorsements. If the paying agent holds money or securities sufficient to pay the change of control purchase price of the note on the business day following the change of control repurchase date in accordance with the terms of the indenture, then, immediately after the change of control repurchase date, the note will cease to be outstanding and cash interest and liquidated damages, if any, and original issue discount for non-tax purposes on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change of control purchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

Under the indenture, a “change of control” of us will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•       the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by us described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•       our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our and our subsidiaries’ properties and assets, taken as a whole, to another person, other than:

(1)          any transaction pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

(2)          any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

Notwithstanding the foregoing, it will not constitute a change of control if at least 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions otherwise constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a United States national securities exchange or quoted on the NASDAQ National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely on the basis of such common stock or American Depositary Shares representing shares of common stock; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least US$2.5 billion before giving effect to the consolidation or merger.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13 (d) (3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a change of control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change of control purchase price with respect to the notes.

We may be unable to repurchase the notes as required under the indenture. We may not have enough funds to pay the repurchase price for all tendered notes, and our senior secured credit facility currently restricts, and any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting, repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes or provide that a repurchase constitutes an event of default under that agreement. If a repurchase obligation arises at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent or refinance the debt, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness, including our senior secured credit facility. In these circumstances, the subordination provisions of the indenture would restrict payments to the holders of notes.

Public Acquiror Change of Control

In the case of a public acquiror change of control, as defined below, we may, in lieu of permitting a repurchase at the holder’s option as described above under “—Repurchase of the Notes at Option of Holders Upon a Change of Control,” or permitting conversion and, if applicable, paying a make whole premium as described above under “—Conversion Rights—Conversion Upon a Change of Control,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquiror change of control, the notes are convertible, on the same basis as the notes are currently, into cash or cash and shares of public acquiror common stock, as defined below. In the event we make such election, holders will not be permitted to require us to repurchase or to convert notes and the conversion rate will be adjusted by multiplying the conversion rate in effect immediately before the public acquiror change of control by a fraction:

•       the numerator of which will be (1) in the case of a merger, consolidation or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the value of all cash and any other consideration, as determined by our board of directors, paid or payable per share of common stock or (2) in the case of any other public acquiror change of control, the average of the closing prices of our common stock for the ten consecutive trading days prior to, but excluding, the effective date of such public acquiror change of control, and

•       the denominator of which will be the average of the closing prices of the public acquiror common stock or American Depository Shares representing shares of such common stock for the ten consecutive trading days prior to, but excluding, the effective date of such public acquiror change of control.

If we elect to adjust the conversion rate and the related conversion obligation as a result of a change of control that is also a public acquiror change of control, we will, not later than 15 trading days prior to the anticipated effective date of the change of control, provide to all holders of the notes and the trustee and the paying agent a notification of our election, in which case the holders will not have the right to require us to repurchase their notes as described above under “—Repurchase of the Notes at Option of Holders Upon Change of Control” and will not have the right to convert notes and, if applicable, receive the make whole premium described above under “—Conversion Rights—Conversion Upon a Change of Control.”

A “public acquiror change of control” means any event constituting a change of control that would otherwise give holders the right to cause us to repurchase the notes as described above under “—Repurchase of the Notes at Option of Holders Upon Change of Control” where the acquiror has a class of common stock or American Depository Shares representing shares of common stock traded on a United States national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control, which we refer to as “public acquiror common stock.” If an acquiror does not itself have a class of common stock or American Depository Shares representing shares of common stock satisfying the foregoing requirement, it will nevertheless be deemed to have “public acquiror common stock” if either (1) a direct or indirect majority-owned subsidiary of the acquiror or (2) a corporation that directly or indirectly owns at least a majority of the acquiror, has a class of common stock or American Depository Shares representing shares of common stock satisfying the foregoing requirement and the acquiror has designated such common stock or American Depository Shares representing shares of common stock to serve as the public acquiror common stock in the transaction. In such case, all references to public acquiror common stock shall refer to such class of common stock or American Depository Shares representing shares of common stock. “Majority owned” for these purposes means having “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Events of Default and Acceleration

The following are events of default under the indenture:

•       default in the payment of any principal amount at maturity (including accrued original issue discount for non-tax purposes) or any redemption price, purchase price or change of control purchase price due with respect to the notes, when the same become due and payable;

•       default in payment of any interest (including contingent cash interest, if any and liquidated damages, if any) under the notes, which default continues for 30 days;

•       default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, including any make-whole premium, which default continues for 15 days;

•       our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of written notice of such default from the trustee or from holders of not less than 25% in aggregate at maturity of the notes, and the failure to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

•       default in the payment of principal when due at final maturity or resulting in acceleration of other indebtedness of Nash-Finch for borrowed money where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $20 million and such indebtedness has not been repaid, such default has not been cured or waived or such acceleration has not been rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the notes; and

•       certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the accreted principal amount of the notes as of the date of such declaration, and any accrued and unpaid cash interest, including contingent cash interest, if any, and liquidated damages, if any, through the date of such declaration immediately due and payable by notice in writing to us and, if any such indebtedness shall then be outstanding, to the administrative agent under the senior secured credit facility, specifying the applicable event of default, provided however that so long as any indebtedness under the senior secured credit facility shall be outstanding, the acceleration shall not be effective until the earlier of (1) an acceleration of indebtedness under the senior secured credit facility or (2) five business days after receipt by us and the administrative agent under the senior secured credit facility of written notice of the acceleration of the notes. In the case of certain events of bankruptcy or insolvency, the accreted principal amount as of the occurrence of such event, together with any accrued and unpaid cash interest, including contingent cash interest, if any, and liquidated damages, if any, through the occurrence of such event shall automatically become and be immediately due and payable. If a bankruptcy proceeding is commenced with regard to us, the claim of the beneficial owner of a note may be limited, under Section 502(6)(2) of Title 11 of the United States Code, to the accreted principal amount of the notes and any unpaid cash interest and any contingent cash interest, if any, and liquidated damages, if any, which has accrued as of the commencement of the proceeding.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

•       the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•       after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•       other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change of control of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note is required to:

•       alter the manner of calculation or rate of accrual of interest (including contingent cash interest) or original issue discount for non-tax purposes on any note or change the time of payment;

•       make any note payable in money or securities other than that stated in the note;

•       change the stated maturity of any note;

•       reduce the principal amount at maturity, accreted principal amount, redemption price, purchase price or change of control purchase price with respect to any note;

•       make any change that adversely affects the rights of a holder to convert any note in any material respect (including any make-whole premium payable in connection with the conversion of a note);

•       make any change that adversely affects the right to require us to purchase a note in any material respect;

•       impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; or

•       change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•       to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•       to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•       to secure our obligations in respect of the notes;

•       to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•       to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•       to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•       to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in principal amount at maturity of the outstanding notes may, on behalf of all the holders of all notes:

•       waive compliance by us with certain provisions of the indenture, as detailed in the indenture; or

•       waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change of control repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of contingent cash interest payments, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We initially issued the notes in the form of one global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount at maturity of notes represented by such global security to the accounts of participants. The accounts credited were designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including contingent cash interest, if any, or liquidated damages, if any) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global security or ceases to be a clearing agency and a successor depositary is not appointed by us within 90 days or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

We have obtained the information in this section from sources we believe to be reliable, but neither we nor the selling securityholders take any responsibility for its accuracy.

Registration Rights

We entered into a registration rights agreement with the initial purchasers. We have filed with the SEC a shelf registration statement, of which this prospectus forms a part, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use commercially reasonable efforts to keep this registration statement effective until the second anniversary of the date the notes were originally issued, or such earlier date when all of the securities covered by the registration statement have been sold pursuant to it or in compliance with Rule 144 under the Securities Act, or cease to be outstanding.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement is required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If a shelf registration statement naming the holder and covering those securities is not effective, these securities may not be sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A holder who has not previously been named as a selling securityholder in this prospectus but who wishes to resell his or her securities pursuant to the shelf registration statement may submit to us a completed selling securityholder’s notice and questionnaire in the prescribed form, together with such other information as we may reasonably request. We will use our reasonable best efforts to file within 20 business days such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below; provided that we will not be required to file a post-effective amendment more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and will therefore not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed an aggregate of 150 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

•       subject to our rights as set forth in the immediately preceding paragraph, the registration statement shall cease to be effective or fail to be usable without being succeeded within seven business days by a post-effective amendment, prospectus supplement or a report filed with the SEC pursuant to the Exchange Act, if required by the rules and regulations of the SEC, that cures the failure of the registration statement to be effective or usable; or

•       the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to, but excluding, the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•       0.25% of the issue price of the notes to and including the 90th day following such registration default; and

•       0.50% of the issue price of the notes from and after the 91st day following such registration default.

In no event will liquidated damages accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes, the holder will not be entitled to receive any liquidated damages with respect to the principal amount at maturity of the notes converted.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facility

On November 12, 2004, we concluded the refinancing of our then existing senior secured bank credit facility. The new senior secured credit facility represents one of our primary sources of liquidity, both short-term and long-term, and the continued availability of credit under that agreement is of material importance to our ability to fund our capital and working capital needs.

The new senior secured credit facility consists of $125 million in revolving credit, all of which may be used for loans and up to $40 million of which may be used for letters of credit, and a $175 million Term Loan B. The revolving credit portion of the facility has a five year term and the Term Loan B has a six year term. Borrowings under the new senior secured credit facility will bear interest at variable rates plus a margin that is dependent on our total leverage ratio. The new senior secured credit facility also requires us to hedge a certain portion of this debt through the use of interest rate swaps, as we have done historically. Proceeds of the Term Loan B were used to redeem our 8.5% Senior Subordinated Notes due 2008, as discussed above. The refinancing and redemption are expected to reduce our annual interest expense, provide us with the ability to continue deleveraging by structuring our debt in a form that can be prepaid without penalty and provide a more accommodating covenant structure to increase strategic and operating flexibility.

The new senior secured credit agreement contains various restrictive covenants, compliance with which is essential to continued credit availability. Among the most significant of these restrictive covenants are financial covenants which require us to maintain predetermined ratio levels related to interest coverage and leverage. These ratios are based on EBITDA, on a rolling four quarter basis, with some adjustments (“Consolidated EBITDA”). Consolidated EBITDA is a non-GAAP financial measure that is defined in our bank credit agreement for any fiscal period as earnings before interest, income taxes, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, upfront fees and expenses incurred in connection with the execution and delivery of the new senior secured credit agreement and non-cash charges (such as closed store lease costs and asset impairments), less cash payments made in the current period with respect to non-cash charges that were excluded from the calculation of Consolidated EBITDA in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity. It is provided as additional information relative to compliance with our debt covenants. In addition, the new senior secured credit agreement requires us to maintain predetermined ratio levels related to working capital coverage (the sum of net trade accounts receivable plus inventory to the sum of loans and letters of credit outstanding under the new senior secured credit agreement plus up to $60 million of additional secured indebtedness permitted to be incurred under the new senior secured credit agreement).

The new senior secured credit agreement initially requires us to maintain an interest coverage ratio of 3.50:1.00 at fiscal year end 2004 and increasing to 4:00:1.00 at fiscal year end 2007 and thereafter, a leverage ratio of 3:50:1.00 at fiscal year end 2004, stepping down to 3.25:1.00 at fiscal year end 2006 and to 3:00:1.00 at fiscal year end 2007 and thereafter, and a working capital ratio of 1.50:1.00 at fiscal year end 2004, increasing to 1.75:1.00 at fiscal year end 2005 and to 2.00:1.00 at fiscal year end 2008 and thereafter. We must also maintain a senior secured leverage ratio (total unsubordinated secured debt to Consolidated EBITDA) of 2.75:1.00 at fiscal year end 2004, stepping down to 2.50:1.00 at fiscal year end 2006, and to 2.25:1.00 at fiscal year end 2007 and thereafter. As of October 8, 2005, we were in compliance with all financial covenants as defined in the new senior secured credit agreement.

Any failure to comply with any of these financial covenants would constitute an event of default under the new senior secured credit agreement, entitling those lenders holding a majority of the total exposure under the new senior secured credit facility to, among other things, terminate future credit availability under the agreement and accelerate the maturity of outstanding obligations under that agreement.

Borrowings under the senior secured credit facility are collateralized by a security interest in substantially all of our assets and the assets of our wholly-owned subsidiaries that are not pledged under other debt agreements. The new senior secured credit agreement also contains covenants that limit our ability to incur debt (including guaranteeing the debt of others) and liens, acquire or dispose of assets, pay dividends on and repurchase our stock, make capital expenditures, make loans or advances to others, including customers, make investments and prepay or modify certain of our other indebtedness.

On February 22, 2005, we entered into a First Amendment to our senior secured credit facility with the lenders party to that facility so as to permit us to enter into the asset purchase agreement with Roundy’s described above and to close and finance the acquisition.

Guarantees

We have guaranteed lease and debt obligations of certain retailers. In the event these retailers are unable to make their debt payments or otherwise experience an event of default, we would be unconditionally liable for the outstanding balance of their lease and debt obligations ($9.4 million as of October 8, 2005), which would be due in accordance with the underlying agreements. We have also assigned various leases to certain food distribution customers. If the assignees were to become unable to continue making payments under the assigned leases, we estimate our maximum potential obligation with respect to the assigned leases to be $23.5 million as of October 8, 2005.

Industrial Development Bonds

At October 8, 2005, the aggregate remaining principal balance outstanding under four industrial development revenue bond financings under which we are obligated totaled $5.5 million. In each case, the bonds are secured by the real estate development project or projects that were financed by the issuance of the bonds, and the collateral consists of one of our distribution centers and six of our corporate-owned stores. Two of the bond issuances mature in late 2006, while the other two mature in 2013 and 2014. Annual interest rates on the bonds range from 5.30% to 7.75%.

Notes Payable and Mortgage Notes

At October 8, 2005, we remained obligated under two mortgage notes with an aggregate unpaid principal balance of $3.4 million. These notes are secured by two of our corporate-owned stores and mature in 2013 and 2018 and bear interest at annual rates of 7.875% and 7.95%, respectively. At the same date, our aggregate principal obligations under other notes payable totaled $1.0 million. These notes mature during the period 2005 to 2009 and, except for one note that is non-interest bearing, bear interest at an annual rate of 8.0%.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (i) 50.0 million shares of common stock, par value $1.66 2/3 per share, of which 13,197,433 shares are issued and outstanding as of October 8, 2005 and (ii) 500,000 shares of preferred stock without par value, of which no shares are issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding preferred stock, if any. In the event of the liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in proportion to the number of shares held by them in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any of our outstanding preferred stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All our currently outstanding common stock and all our shares of common stock to be issued upon conversion of the notes are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including (1) the designation of the series, (2) the number of shares of the series, which number our Board of Directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding), (3) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series, (4) the dates at which dividends, if any, will be payable, (5) the redemption rights and price or prices, if any, for shares of the series, (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the company, (8) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (9) restrictions on the issuance of shares of the same series or of any other class or series, and (10) the voting rights, if any, of the holders of such series. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Although our Board of Directors has expressed no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the issuer and its stockholders. Our Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq National Market, which would apply so long as the common stock remains quoted on the Nasdaq National Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Stockholder Rights Plan

On February 13, 1996, our Board of Directors approved the Stockholder Rights Agreement dated February 13, 1996, between the company and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”). On October 30, 2001, our Board of Directors approved an amendment to the foregoing Stockholder Rights Agreement with the Rights Agent, and the Stockholder Rights Agreement as so amended is referred to in the discussion that follows as the “Rights Agreement.” The Rights Agreement sets forth the description and terms of the Rights (the “Rights”) held by holders of our common stock.

On February 13, 1996, pursuant to the terms of the Rights Agreement, our Board of Directors declared a dividend of one Right for each outstanding share of our common stock to the stockholders of record at the close of business on April 1, 1996 (the “Record Date”). Except as described below, each Right entitles the registered holder to purchase from us one-half of one share of common stock at a price of $30 per one-half of one share (the “Purchase Price”).

Initially, the Rights are attached to and trade with the common stock. No separate certificates representing the Rights will be distributed unless and until a “Distribution Date,” as defined below, has occurred. From and after the Record Date and until a Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued upon transfer or a new issuance of shares will contain a notation incorporating the terms of the Rights Agreement by reference. Until a Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates representing common stock will also constitute the transfer of the associated Rights represented by such certificate. As soon as practicable following a Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and the separate Rights Certificates will evidence the Rights.

The Rights will not be exercisable until the occurrence of a Distribution Date. A “Distribution Date” will occur upon the earlier of (1) the close of business on the twentieth day after the date immediately preceding the first date of public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of common stock then outstanding (an “Acquiring Person”), (2) the close of business on the twentieth day after the date immediately preceding the first date of public announcement that a person declared by our Board of Directors to be a potential adverse person has become the beneficial owner of an amount of common stock which the Board of Directors determines to be substantial (an “Adverse Person”), or (3) the close of business on the tenth business day after the date of commencement of (or a public announcement of an intention to commence) a tender offer or exchange offer which would result in any person or group of affiliated or associated persons acquiring beneficial ownership of 15% or more of our common stock then outstanding.

Twenty days after the date immediately preceding the first date of public announcement that any person has become an Acquiring Person or an Adverse Person (a “Flip-In Event”), if the Rights have not been redeemed by us as described below, then each holder of a Right, other than any Acquiring Person or any Adverse Person, will have the right to receive, upon exercise thereof at the then current purchase price of the Right, shares of common stock (or, in certain circumstances, a combination of cash, other property, common stock or other securities) which have a value equal to two times the Purchase Price of the Right. Upon the occurrence of a Flip-In Event, any Rights that are or were at any time owned by an Acquiring Person or an Adverse Person shall become null and void insofar as they relate to the Flip-In Event.

In the event that any person has become an Acquiring Person and (1) we are consolidated or merged with an Acquiring Person where all or part of our outstanding shares of common stock are exchanged for stock, securities, cash or other property, (2) we sell or otherwise transfer assets aggregating more than 50% total assets or generating more than 50% operating income or cash flow in a transaction that is not approved by our Board of Directors, or (3) certain other transactions between us and any Acquiring Person occur, or any Acquiring Person increases its proportionate ownership in the company by more than 1% (a “Flip-Over Event”), then each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price of the Right, shares of common stock of the “Principal Party,” as defined below, having a fair market value equal to two times the Purchase Price of the Right. The term “Principal Party” shall mean the issuer of any securities into which shares of our common stock are converted in any such consolidation or merger, or the person that is the other party to any such consolidation or merger, or the person that receives the greatest portion of the assets sold or transferred by us, or the Acquiring Person, in the event of any other transaction between us and an Acquiring Person or if the Acquiring Person increases its proportionate ownership by more than 1%.

The Purchase Price and the number of shares of common stock or other property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of (1) a dividend payable in shares of common stock, (2) a subdivision or combination of the outstanding common stock or (3) a reclassification of the common stock. At any time prior to the earlier of (1) the close of business on the date of a Flip-In Event, or (2) the expiration of the Rights on March 31, 2006, we may, at our option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, subject to adjustment to reflect the effect of any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement. Our option to redeem the Rights are subsequently reinstated if, within 20 days after a Flip-In Event, there is no longer an Acquiring Person or an Adverse Person. Immediately upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders thereafter shall be to receive the redemption price.

At any time while the Rights are redeemable as described above, we may supplement or amend any provision of the Rights Agreement without approval of the holders of Rights, except for a supplement or amendment which would change the redemption price, the expiration date of the Rights, the Purchase Price or the number of shares of common stock to which a Right relates. In addition, at any time in which the Rights are not redeemable as described above, we may supplement or amend any provision of the Rights Agreement without the approval of the holders of Rights in order to (1) cure any ambiguity, (2) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision, or (3) change or supplement any provision in any manner that we may deem necessary or desirable and which will not adversely affect the interests of the holders of Rights (other than an Acquiring Person, an Adverse Person or any affiliate or associate thereof).

The Rights Agreement is designed to protect our stockholders in the event of an unsolicited attempt to acquire control of the company for an inadequate price and to protect against abusive practices that do not treat all stockholders equally, including partial or two-tiered tender offers, coercive offers and creeping stock accumulation programs. Such practices may pressure stockholders into tendering shares prior to realizing the full value or total potential of their investment in our shares of common stock. The Rights Agreement is intended to make the cost of such abusive practices prohibitive and create an incentive for a potential acquiror to negotiate in good faith with our Board of Directors. The Rights Agreement is not intended to, and will not, prevent all unsolicited offers to acquire the company. If an unsolicited offer is made, and our Board of Directors determines that it is fair and in the best interests of the company and its stockholders, then, pursuant to the terms of the Rights Agreement, our Board of Directors has the authority to redeem the Rights and permit the offer to proceed without causing the dilutive effects of the Rights to be triggered. The Rights Agreement is intended to provide our Board of Directors with an opportunity to evaluate the fairness of any unsolicited offer and the credibility of the bidder, and will therefore enable our Board of Directors to represent the interests of all our stockholders more effectively in determining whether to redeem the Rights. In connection with any unsolicited offer, our Board of Directors will be bound by its fiduciary obligations to act in the best interests of the company and its stockholders.

As of October 8, 2005 there were 13,197,433 shares of common stock issued and outstanding and 1,861,346 shares reserved for future issuance or subject to outstanding options, performance units and restricted stock units under our various stock-based compensation plans. So long as the Rights Agreement remains in effect and the Rights continue to remain attached to and trade with the common stock, we will issue one Right for each share of common stock issued between the Record Date and any Distribution Date so that all outstanding shares will have attached Rights.

The Delaware General Corporation Law

The issuer is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 provides that, subject to certain exceptions specified therein, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder unless (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election), (2) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (3) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (4) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder’s percentage ownership of stock. Except as specified in Section 203 of the DGCL, an “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (1) the owner of 15% or more of the outstanding voting stock of the corporation, or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date or (3) the affiliates and associates of any such person.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the company to negotiate in advance with our Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Restated Certificate of Incorporation; Bylaws

Our restated certificate of incorporation and our bylaws contain certain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Classified Board.   Our restated certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our restated certificate of incorporation and the bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors, but must consist of not less than nine nor more than seventeen directors. In addition, our restated certificate of incorporation provides that, subject to any rights of holders of preferred stock, and unless our Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Removal of Directors.   Under the DGCL, unless otherwise provided in our restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. In addition, our restated certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote, voting together as a single class.

Stockholder Action.   Our restated certificate of incorporation and the bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders. Our restated certificate of incorporation and our bylaws provide that special meetings of stockholders can be called only by our Board Chair, the President or by an affirmative vote of 2/3 of our full Board of Directors at any regular or special meeting of our Board of Directors called for that purpose. Stockholders are not permitted to call a special meeting or to require that our Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by us.

Supermajority Vote Required for Certain Business Combinations.   Our restated certificate of incorporation provides that, unless a specified per share amount of consideration is received by stockholders who do not vote in favor, a business combination (including a merger, consolidation or sale of all or any substantial part of the assets of Nash Finch) involving Nash Finch and an interested stockholder (generally, a person who is the beneficial owner, or announces an intention to become a beneficial owner, of 10% or more of our voting stock) or an affiliate or associate of an interested stockholder will require the affirmative vote of 75% of our voting stock, excluding the voting stock held by the interested stockholder. Our restated certificate of incorporation also requires the approval of at least 75% of our voting stock for any merger, sale of substantially all the assets, or dissolution of Nash Finch, unless our Board of Directors has previously approved the transaction (in which case only a majority vote is required).

Advance Notice Procedures.   Our restated certificate of incorporation establishes an advance notice procedure for stockholders to make nominations of candidates for election as directors of the company. To be timely, notice of stockholder nominations must be received by us not less than ten days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, such written notice will be delivered or mailed, as prescribed, to the Secretary not later than the close of the fifth day following the day on which notice of the meeting was mailed to stockholders.

Liability of Directors; Indemnification.   Our restated certificate of incorporation provides that a director will not be personally liable for monetary damages to the company or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may in the future be amended. Our bylaws also provide that each current or former director, officer, employee or agent of the company, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise (including the heirs, executors or administrators of such person), will be indemnified by us to the full extent permitted by the DGCL, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment). Our bylaws also specifically authorize us to enter into agreements with any person providing for indemnification greater or different than that provided by our restated certificate of incorporation.

Amendment.   Our restated certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote, voting together as a single class, is required to amend provisions of our restated certificate of incorporation relating to the prohibition of stockholder action without a meeting; the limitations on who may call a special stockholders meeting; the number, election and term of our directors; the removal of directors; and super-majority votes required in connection with certain business combinations. Our restated certificate of incorporation further provides that the bylaws may be amended by our Board of Directors.

Registrar and Transfer Agent

The registrar and transfer agent for our shares of common stock is Wells Fargo Bank, National Association.

Listing

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “NAFC.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

This discussion is a summary of certain material United States federal income tax consequences relevant to holders of the notes. The discussion below applies only to notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, certain former citizens or residents of the United States, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, as a position in a “straddle” or as part of a “hedge,” “conversion” or other risk-reduction transaction for tax purposes. This discussion also does not address all of the tax consequences that may be relevant to a holder of notes. In particular, it does not address:

•       the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

•       the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

•       United States Holders (as defined below) whose functional currency is not the United States Dollar;

•       any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; and

•       any United States federal, state, local or foreign tax consequences of owning or disposing of common stock.

Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. No statutory, judicial or other authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes, although a revenue ruling issued by the Internal Revenue Service (the “IRS”) with respect to the treatment of instruments having certain features similar to the notes offered hereby is consistent with the treatment described below. Notwithstanding the issuance of this ruling, the proper application of certain aspects of applicable Treasury regulations to the notes is not entirely certain. In addition, no ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences discussed below. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. A different treatment of the notes from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes.

We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Notes

We have received an opinion from our counsel, Shearman & Sterling LLP, based upon applicable law and certain financial calculations and projections provided to such counsel, to the effect that the notes will be treated as indebtedness for United States federal income tax purposes and that the notes will be subject to the Treasury regulations governing contingent payment debt instruments (to which we refer as the “contingent debt regulations”). Pursuant to the terms of the indenture, we and each holder agreed, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule” determined by us as described below.

The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

United States Holders

For purposes of this discussion, a United States Holder is a beneficial owner of the notes that, for United States federal income tax purposes, is:

•       a citizen or individual resident of the United States;

•       a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate whose income is subject to United States federal income taxation regardless of its source; or

•       a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The United States federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for United States federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

Accrual of Interest on the Notes

Pursuant to the contingent debt regulations, a United States Holder will be required to accrue interest income on a note on a constant-yield basis, based on a comparable yield to maturity as described below, for each taxable year that the United States Holder holds a note, regardless of whether such United States Holder uses the cash or accrual method of tax accounting for United States federal income tax purposes. As such, United States Holders may be required to include interest in gross income each year in excess of the accruals on the notes for non-tax purposes and in excess of any stated interest payments (whether fixed or contingent) actually received in that year.

The contingent debt regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the United States Holder holds the note, adjusted if necessary as described below. In general, the daily portion is (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period; divided by (2) the number of days in the accrual period.

The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes. Shearman & Sterling LLP, our counsel, has advised us that the term “comparable yield” as used in the contingent debt regulations means the annual yield we would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Based in part on that advice, we have determined that the comparable yield for the notes is 8.00%, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which we have determined.

The contingent debt regulations require that we provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as “projected payments”) on the notes. The payments set forth on the schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest as well as an estimate for a payment at maturity taking into account the fair market value of the common stock and cash that might be paid pursuant to the conversion feature.

By purchasing the notes, United States Holders agreed in the indenture to be bound by our determination of the comparable yield and projected payment schedule and agreed to use the comparable yield and projected payment schedule in determining their interest accruals, and the adjustments thereto described below, in respect of the notes for United States federal income tax purposes. The comparable yield and the projected payment schedule are set forth in the indenture. United States Holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Nash-Finch Company, 7600 France Avenue South, P.O. Box 355, Minneapolis, Minnesota 55440-0355, Attention: Director of Treasury.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Amounts treated as interest under the contingent debt regulations are treated as original issue discount for all purposes of the Code.

We may be required to make payments of liquidated damages if we do not maintain the effectiveness of the registration statement of which this prospectus is a part, as described in more detail under “Description of the Notes—Registration Rights.” We intend to take the position for United States federal income tax purposes that any payments of liquidated damages should be taxable to United States Holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. If we do fail to file or cause to be declared effective a registration statement, United States Holders should consult their tax advisers concerning the appropriate tax treatment of the payment of liquidated damages with respect to the notes.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a United States Holder receives actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the United States Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The United States Holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion or repurchase of the notes) received in that year.

If a United States Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the United States Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This negative adjustment will (a) reduce the United States Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the United States Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

If a United States Holder were to purchase a note at a discount or premium to the adjusted issue price, the discount would be treated as a positive adjustment under the contingent debt regulations and the premium would be treated as a negative adjustment under the contingent debt regulations. The United States Holder must reasonably allocate the adjustment over the remaining term of the note by reference to the accruals of original issue discount at the comparable yield or to the projected payments. For this purpose, it may be reasonable to allocate the adjustment over the remaining term of the note pro rata with the accruals of original issue discount at the comparable yield. United States Holders should consult their own tax advisors regarding these allocations.

Sale, Exchange, Conversion or Redemption of Notes

Generally, the sale or exchange of a note, the repurchase of a note by us at the option of a United States Holder or the redemption of a note for cash will result in taxable gain or loss to a United States Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of common stock by a United States Holder upon the conversion of a note as a payment under the contingent debt regulations. As described above, a United States Holder agreed to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of a note into common stock and cash also will result in taxable gain or loss to a United States Holder.

The amount of gain or loss on a sale, exchange, conversion or redemption of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the United States Holder, including the fair market value of any common stock received, and (b) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be equal to the United States Holder’s original purchase price for the note, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in gross income, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations.

A United States Holder’s tax initial basis in common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The United States Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends to Holders of Notes

If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of cash dividends could result in deemed dividend treatment to United States Holders, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not be so treated. Any such deemed dividend would not be eligible for preferential rates of United States federal income taxation applicable to “qualified dividend income” pursuant to recently enacted legislation.

Since under the notes there are increases in the conversion rate in the case of cash dividends to stockholders, these adjustments might result in deemed dividends to United States Holders as described above, or, because the notes are subject to the contingent debt regulations, such adjustments might result in income upon conversion or earlier at the time of such adjustment.

Non-United States Holders

The following is a summary of certain material United States federal income tax consequences that applies to Non-United States Holders. As used herein, the term “Non-United States Holder” means a beneficial owner of a note that is not a United States Holder.

Non-United States Holders should consult their own tax advisors to determine the United States federal, state, local and foreign tax consequences that may be relevant to them.

Payments with respect to the Notes

All payments on the notes made to a Non-United States Holder, including payments of contingent interest, a payment in common stock pursuant to a conversion (other than the portion attributable to certain taxable adjustments to the conversion rate), and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income or withholding tax, provided that:

•       such Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest;

•       the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

•       such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (or, where an income tax treaty applies, are not attributable to a United States permanent establishment);

•       our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes being quoted on the NASDAQ National Market); and

•       we are not, and have not been within the relevant period specified in section 897(c)(1) of the Code, a United States real property holding corporation (“USRPHC”) within the meaning of section 897(c)(2) of the Code.

We do not believe that we currently are a USRPHC. In the event that we were to become a USRPHC, income or gain derived by a Non-United States Holder in respect of the notes nevertheless would not be subject to the special tax rules applicable to ownership interests in USRPHCs as long as the Non-United States Holder did not own (including through ownership of the notes) a greater than 5% interest in our common stock, and shares of our common stock were regularly traded on an established securities market such as NASDAQ. No assurances can be given that we will not become a USRPHC, or that our common stock will remain regularly traded on NASDAQ.

If a Non-United States Holder of the notes is engaged in a trade or business in the United States, and if interest and gain on the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the notes in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, such a Non-United States Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-United States Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Notwithstanding the preceding paragraph, if a Non-United States Holder of a note were deemed to have received a constructive dividend (see “United States Holders—Constructive Dividends to Holders of Notes” above), the Non-United States Holder generally would be subject to United States withholding tax at a 30% rate on the taxable amount of such dividend, subject to reduction by an applicable income tax treaty, or upon the receipt of IRS Form W-8ECI (or successor form) from the Non-United States Holder claiming that the deemed receipt of the constructive dividend is effectively connected with the conduct of a United States trade or business.

Backup Withholding Tax

Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of a note) on, and the proceeds of dispositions of, the notes may be subject to United States federal backup withholding tax if the United States Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

A Non-United States Holder may be subject to United States backup withholding tax on payments on the notes and the proceeds from a sale or other disposition of the notes unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. The certification procedures confirming foreign status required of Non-United States Holders to claim the exemption from United States federal withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid United States backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement on March 15, 2005. The initial purchasers of the notes have advised us that the notes were resold by them in transactions exempt from the registration requirements of the Securities Act of 1933 to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended. The subsequent purchasers, including their transferees, pledges or donees or their successors, to which we collectively refer as the selling securityholders, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus.

The table below sets forth as of November 17, 2005 the name of each selling securityholder, the principal amount at maturity of notes and the number of shares of our common stock upon conversion of the notes that may be offered by each selling securityholder under this prospectus. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Securityholder	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)(1)(2)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)(2)(3)(4)	Percentage of Common Stock Outstanding (%) (4)(5)
CNH CA Master Account, L.P.(6)	3,500,000	1.09	25,014	*
Vicis Capital Master Fund(7)	10,000,000	3.11	71,469	*
Grace Convertible Arbitrage Fund, Ltd.(8)	9,000,000	2.80	64,322	*
FrontPoint Convertible Arbitrage Fund, L.P.(9)	6,000,000	1.86	42,881	*
CQS Convertible and Quantitative Strategies Master Fund Limited(10)	8,500,000	2.64	60,748	*
RCG Latitude Master Fund, LTD(11)	2,125,000	*	15,187	*
Ramius Master Fund LTD(11)	2,125,000	*	15,187	*
Xavex Convertible Arbitrage 5 Fund(12)	4,250,000	1.32	30,374	*
Waterstone Market Neutral Masterfund LTD(13)	24,335,000	7.56	173,919	1.30
Waterstone Market Neutral MAC51, LTD(13)	3,665,000	1.14	26,193	*
Mohican VCA Master Fund, LTD(14)	590,000	*	4,216	*
Sturgeon Limited(15)	3,610,000	1.12	25,800	*
Deutsche Bank Securities Inc.(16)	8,015,000	2.49	57,282	*
BNP Paribas Equity Strategies, SNC(17)(18)	23,511,000	7.30	168,030	1.26
Lyxor/Convertible Arbitrage Fund Limited(19)	3,078,000	*	21,998	*
Singlehedge US Convertible Arbitrage Fund(19)	2,048,000	*	14,636	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(19)	7,753,000	2.41	55,409	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio(20)	39,500,000	12.27	282,302	2.09
Highbridge International LLC(21)	8,500,000	2.64	60,748	*
Lyxor/Inflective Convertible Opportunity Fund Limited(22)	5,300,000	1.65	37,878	*
Inflective Convertible Opportunity Fund I, Ltd.(22)	8,000,000	2.48	57,175	*
American Investors Life Insurance Company(22)	2,500,000	*	17,867	*
Inflective Convertible Opportunity Fund I, L.P.(22)	2,250,000	*	16,080	*
Kamunting Street Master Fund, LTD(23)	2,500,000	*	17,867	*
J.P. Morgan Securities Inc.(24)(25)	4,000,000	1.24	28,587	*
Deutsche Bank AG London(26)	23,000,000	7.14	164,378	1.23
Basso Holdings Ltd.(27)	2,565,000	*	18,331	*
Basso Multi-Strategy Holding Fund Ltd.(27)	3,560,000	1.11	25,442	*
Basso Fund Ltd.(27)	375,000	*	2,680	*
HBK Master Fund L.P.(28)	48,750,000	15.14	348,411	2.57
Putnam Convertible Income—Growth Trust(29)	8,500,000	2.64	60,748	*
Tribeca Global Convertible Investments Ltd.(30)	12,000,000	3.73	85,762	*
New York City Employees’ Retirement System(31)	1,250,000	*	8,933	*
New York City Police Pension Fund(31)	500,000	*	3,573	*
Teachers’ Retirement System For The City Of New York(31)	1,250,000	*	8,933	*
Reform Pension Board(31)	150,000	*	1,072	*
Rockwell Automation Master Trust(31)	150,000	*	1,072	*
LeLand Stanford Jr. University(31)	100,000	*	714	*
Wyeth Retirement Plan-U.S. Master Trust(31)	600,000	*	4,288	*
American Medical Association(31)	75,000	*	536	*
CIGNA-Connecticut Life Insurance Company Of North America(31)	500,000	*	3,573	*
CIGNA-Connecticut General Life Insurance Company(31)	1,500,000	*	10,720	*
DL Trust(31)	75,000	*	536	*
Pension Reserves Investment Trust(31)	1,250,000	*	8,933	*
Ellington Overseas Partners, LTD(32)	2,500,000	*	17,867	*
Clinton Multistrategy Master Fund, Ltd.(33)	5,900,000	1.83	42,166	*
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio (33)	1,600,000	*	11,435	*
D.E. Shaw Valence Portfolios, L.L.C. (34)	10,300,000	3.20	73,613	*
D.E. Shaw Investment Group, L.L.C. (34)	1,200,000	*	8,576	*
Total(35)	$322,000,000	100%	2,301,301	14.85%

*       Less than 1%

(1)    Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements, post-effective amendments or in other documents that we file from time to time with the SEC that are incorporated by reference in this prospectus, if required. See “Where You Can Find More Information.” For the purposes of this table, we have assumed that any other holders of notes, or any other transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any shares of Common Stock other than the shares of common stock issuable upon conversion of the notes at the initial conversion rate.

(2)    Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes in connection with transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate such securityholder’s current ownership. The aggregate principal amount at maturity of notes outstanding as of the date of this prospectus is $322,000,000, and the selling securityholders will not sell under this registration statement more than that amount.

(3)    Represents shares of our common stock issuable upon conversion of the notes at a rate of 7.1469 of shares of common stock per $1,000 principal amount at maturity of notes, which would be issued as residual value shares if, at the time of conversion, the conversion value of the notes is greater than the accreted principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes in the future could be greater or less than the amount shown.

(4)    Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

(5)    Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 13,197,433 shares of common stock outstanding as of October 8, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular holder’s notes. We did not assume the conversion of any other holder’s notes.

(6)    CNH Partners, LLC, is the investment advisor for the selling securityholder and has sole voting and dispositive power over the securities held by the selling securityholder. Robert Krail, Mark Mitchell and Todd Pulvino are the investment principals of CNH Partners, LLC.

(7)    Vicis Capital LLC is the investment manager for the selling securityholder. John Succo, Sky Lucas and Shad Stastney control Vicis Capital LLC and have the power to direct the voting and disposition of the securities held by the selling securityholder. John Succo, Sky Lucas and Shad Stastney each disclaim beneficial ownership of the securities held by the selling securityholder.

(8)    Bradford Whitmore and Michael Brailov have the power to direct the voting and disposition of the securities held by the selling securityholder.

(9)    FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of the selling securityholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has the power to direct the voting and disposition of the securities held by the selling securityholder. Phillip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the selling securityholder except for their pecuniary interest therein.

(10)  CQS Convertible and Quantitative Strategies Feeder Fund Limited (“CQS Feeder Fund”) and its directors, Karla Bodden, Jonathan Crowther, Blair Gauld, Michael Hintze, Dennis Hunter, Jim Rogers and Alan Smith, and CQS (UK) LLP, a registered investment company, which is the investment advisor to the selling securityholder and has delegated management powers, have the power to direct the voting and disposition of the securities held by the selling securityholder.

(11)  Alex Adair has the power to direct the voting and disposition of the securities held by the selling securityholder. The selling securityholder is an indirect affiliate of Ramius Securities LLC, a registered broker-dealer. See “Plan of Distribution” below.

(12)  Alex Adair has the power to direct the voting and disposition of the securities held by the selling securityholder.

(13)  Shawn Bergerson, Chief Executive Officer, has the power to direct the voting and disposition of the securities held by the selling securityholder.

(14)  Mohican Financial Management, LLC has the power to direct the voting and disposition of the securities held by the selling securityholder. The investment principals of Mohican Financial Management, LLC are Eric C. Hage and Daniel C. Hage.

(15)  Christian Menestrier is the Chief Executive Officer of CooperNeff Advisors, Inc. CooperNeff Advisors, Inc. has the power to direct the voting and the disposition of the securities held by the selling securityholder.

(16)  Tom Sullivan has the power to direct the voting and disposition of the securities held by the selling securityholder. The selling securityholder is a public company and registered broker-dealer. See “Plan of Distribution” below.

(17)  Christian Menestrier, Chief Executive Officer of CooperNeff Advisors, Inc., has the power to direct the voting and the disposition of the securities held by the selling securityholder. The selling securityholder is an affiliate of BNP Paribas Securities Corp., a registered broker-dealer. See “Plan of Distribution” below.

(18)  Does not include 1,675 shares of Nash Finch Company common stock owned by the selling securityholder in addition to the common stock into which such holder’s notes are convertible.

(19)  Christian Menestrier, Chief Executive Officer of CooperNeff Advisors, Inc., has the power to direct the voting and the disposition of the securities held by the selling securityholder.

(20)  Pursuant to an investment management agreement, RG Capital Management, L.P. serves as the investment manager of the selling securityholder. RGC Management Company, LLC is the general partner of RG Capital Management, L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Management Company, LLC and Messrs. Katznelson and Stahlecker disclaim beneficial ownership of the securities owned by the selling securityholder.

(21)  Highbridge Capital Management, LLC is the trading manager of the selling securityholder and consequently has the power to direct the voting and disposition of the securities held by the selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by the selling securityholder. The selling securityholder is a registered broker-dealer and is an affiliate of Highbridge Capital Corp., a registered broker-dealer. See “Plan of Distribution” below.

(22)  Thomas J. Ray, the President and Chief Investment Officer of Inflective Asset Management, LLC, has the power to direct the voting and disposition of the securities held by the selling securityholder.

(23)  Allan Teh has the power to direct the voting and disposition of the securities held by the selling securityholder.

(24)  Sidharth Tripathi has the power to direct the voting and disposition of the securities held by the selling securityholder. The selling securityholder is a registered broker-dealer. See “Plan of Distribution” below.

(25)  Does not include 1,218 shares of Nash Finch Company common stock owned by the selling securityholder in addition to the common stock into which such holder’s notes are convertible.

(26)  Patrick Corrigan has the power to direct the voting and disposition of the securities held by the selling securityholder. The selling securityholder is an affiliate of Deutsche Bank Securities Inc., a registered broker-dealer. Deutsche Bank Securities Inc. is the United States based division of a publicly held company. See “Plan of Distribution” below.

(27)  Basso Capital Management, L.P. is the investment manager to the selling securityholder. Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso Capital Management, L.P. Mr. Fischer has the power to direct the voting and disposition of the securities held by the selling securityholder. Mr. Fischer disclaims ultimate beneficial ownership of the securities.

(28)  HBK Investments L.P. has the power to direct the voting and disposition of the securities held by the selling securityholder pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling securityholder. Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar have control over HBK Investments L.P. The selling securityholder is an affiliate of HBK Global Securities L.P., a registered broker-dealer. See “Plan of Distribution” below.

(29)  Putnam Investment Management, LLC is the investment manager of the selling securityholder and has the power to direct the voting and disposition of the securities held by selling securityholder. The shareholder of Putnam Investment Management, LLC is Putnam, LLC, which is also the shareholder of Putnam Retail Management, LP, a registered broker-dealer. See “Plan of Distribution’’ below. The shareholder of Putnam LLC is Putnam Investments Trust. The shareholder of Putnam Investments Trust is Marsh & McLennan Companies Inc., a publicly owned corporation.

(30)  Tribeca Global Management LLC is the investment advisor for the selling securityholder and has the power to direct the voting and disposition of the securities held by the selling securityholder. The shareholder of Tribeca Global Management LLC is Citigroup Investments Inc., which is controlled by Citigroup Inc., a publicly held company. The selling securityholder is an affiliate of a registered broker-dealer. See “Plan of Distribution” below.

(31)  Shenkman Capital Management, Inc. is the investment advisor for the selling securityholder and has power to direct the voting and disposition of the securities held by the selling securityholder. Mark Shenkman is the Chief Investment Officer of Shenkman Capital Management, Inc. and has oversight authority over all portfolio managers at Shenkman Capital Management, Inc.

(32)  Ellington Management Group, LLC is the investment advisor of the selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered by the selling securityholder. Mr. Vranos disclaims beneficial ownership over the securities owned by the selling securityholder except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling securityholder.

(33)       Clinton Group, Inc. is the investment advisor to the selling securityholder. Michael Vacca is the Chief Operating Officer and Portfolio Manager for Clinton Group, Inc. and has the sole voting and investment power with respect to the securities held by the selling securityholder.

(34)       D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling securityholder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the notes on D.E. Shaw & Co. L.P’s behalf. The selling secuirityholder is an affiliate of D.E. Shaw Investments, L.P., D.E. Shaw Valence, L.L.C., D.E. Shaw Securities, L.L.C., and Market Point Trading, L.L.C., each of which is a registered broker-dealer. See “Plan of Distribution” below.

(35)  The sum of the principal amount of notes listed as beneficially owned by selling securityholders in the table is actually more than $322,000,000 because certain selling securityholders listed in the table sold, transferred or otherwise disposed of some or all of their notes since they last reported their beneficial ownership to us without informing us of such transactions, while the new beneficial owners did provide us with information as to their ownership of the notes. The maximum principal amount of notes that may be sold under this prospectus will not exceed $322,000,000. In addition, the shares of our common stock that may be issuable upon conversion of the notes will not exceed 2,301,301 shares.

To our knowledge, and except as provided in the following sentence, no selling securityholder listed above nor any of its affiliates has, or within the past three years prior to the date of this prospectus had held, any position, office with, been employed by or otherwise has had any material relationship with us or any of our affiliates. Deutsche Bank Securities Inc. and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services or other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for those transactions.

To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, "underwriters" within the meaning of the Securities Act.

With respect to selling securityholders that are affiliates of broker-dealers, we have been informed that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

We prepared the table above based on the information supplied to us by the selling securityholders named in the table. Such selling securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table.

Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered will be set forth in prospectus supplements or post-effective amendments. The prospectus, supplement or post-effective amendment will also disclose whether any selling securityholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

We are registering the notes and the shares of our common stock issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus.

We will not receive any of the proceeds from the offering of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders. The term “selling securityholder” includes donees, pledgees, transferees or other successors-in-interest selling notes and/or the underlying shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders may pledge or grant a security interest in some or all of the notes or shares of common stock issuable upon conversion of the notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes or shares of common stock issuable upon conversion of the notes from time to time pursuant to this prospectus. The notes and shares of common stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions.

The notes or shares of common stock issuable upon conversion of the notes may be sold:

•       in one or more transactions at fixed prices;

•       at prevailing market prices at the time of sale;

•       at varying prices determined at the time of sale; or

•       at negotiated prices.

Such sales may be effected in transactions, which may involve crosses or block trades or transactions in which the broker acts as agent for the seller and the buyer:

•       on any national securities exchange or U.S. interdealer system of a registered national securities association on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale;

•       in the over-the-counter market;

•       in transactions otherwise than on a national securities exchange or U.S. interdealer system of a registered national securities association or in the over-the-counter market;

•       through the settlement of short sales;

•       through the writing of options (including the issuance by the selling securityholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise; or

•       any combination of the foregoing.

In connection with sales of the notes or shares of common stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

•       enter into block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or shares of common stock issuable upon conversion of the notes in the course of hedging the positions they assume;

•       enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of notes or shares of common stock issuable upon conversion of the notes, which the broker-dealer or other financial institutions may resell pursuant to this prospectus;

•       enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions;

•       sell short and deliver notes or shares of common stock issuable upon conversion of the notes to close out the short positions; or

•       loan or pledge notes or shares of common stock issuable upon conversion of the notes to broker-dealers or other financial institutions that in turn may sell the securities; or

•       any other method permitted pursuant to applicable law.

Any selling securityholder may also, when selling shares of common stock issuable upon conversion of the notes, engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The outstanding common stock is publicly traded on the NASDAQ National Market. We do not intend to apply for listing of the notes on NASDAQ or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A, or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A, or any of the other available exemptions rather than pursuant to this prospectus.

There is no assurance that any selling securityholder will sell any or all of the notes or shares of common stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

We originally sold the notes to the initial purchasers in a private placement on March 15, 2005. We agreed to indemnify and hold the initial purchasers of the notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the notes by the initial purchasers. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.

The selling securityholders and any other persons participating in the distribution of the notes or the shares of common stock issuable upon conversion of the notes will be subject to the Exchange Act. The

Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the shares of common stock issuable upon conversion of the notes by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the shares of common stock issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

We agreed pursuant to the registration rights agreement to use our commercially reasonable efforts to keep the registration statement relating to this prospectus effective until the second anniversary of the date the notes were originally issued, or such earlier date when all of the securities covered by the registration statement have been sold pursuant to it or in compliance with Rule 144 under the Securities Act, or cease to be outstanding.

The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of notes and shares of common stock issuable upon conversion of the notes by holders for a period not to exceed an aggregate of 150 days in any twelve-month period if, in the Issuer’s reasonable judgment, it possesses material non-public information (including with respect to pending corporate developments) the disclosure of which would have a material adverse effect on our business and the business of our subsidiaries taken as a whole. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

LEGAL MATTERS

Shearman & Sterling LLP has passed upon the validity of the notes and the validity of the shares of our common stock issuable upon conversion of the notes for us.

EXPERTS

The consolidated financial statements of Nash-Finch Company included in Nash-Finch Company’s Annual Report (Form 10-K) for the year ended January 1, 2005 (including the financial statement schedule appearing therein), and Nash-Finch Company management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.  The combined financial statements of the Lima, Ohio and Westville, Indiana Wholesale Distribution Divisions and the Van Wert, Ohio and Ironton, Ohio Retail Stores of Roundy’s Supermarkets, Inc. for the years ended January 1, 2005 and January 3, 2004 incorporated in this prospectus by reference from our Current Report on Form 8-K/A filed with the SEC on June 16, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.